Exhibit 10.3

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.,

RITCHIE BROS. AUCTIONEERS INCORPORATED,

ROUSE SERVICES LLC,

the Members of

ROUSE SERVICES LLC,

and

Scott Rouse, as Seller Representative

October 28, 2020

i

(continued)

(continued)

(continued)

(continued)

Page
Schedule A	-	List of Sellers and Respective Membership Interests*
Exhibit A	-	Form of Assignment of Uncertificated Membership Interest*
Exhibit B	-	Forms of Employment Agreement*
Exhibit C	-	Form of Escrow Agreement*
Exhibit D	-	R&W Insurance Policy*
Exhibit E	-	Accounting Principles*

* Omitted pursuant to Item 601(a)(5) of Regulation S-K

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is made as of October 28, 2020 (the “Execution Date”), by and among Ritchie Bros. Auctioneers (America) Inc., a Washington corporation (the “Purchaser”), Ritchie Bros. Auctioneers Incorporated, a Canada corporation (“Parent”), Rouse Services LLC, a California limited liability company (the “Company”), the members of the Company identified on Schedule A (collectively, the “Sellers”) and Scott Rouse, in his capacity as seller representative (the “Seller Representative”).

The Sellers collectively own all the units in the Company.

The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding units of the Company (collectively, the “Membership Interests”) in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1        Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“Accounting Principles” means the principles, practices, procedures and methodologies described on Exhibit E.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“After Tax Basis” means with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the “base payment”) supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment, after deduction of the amount of Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (assuming for this purpose that the receipt of such payment is subject to actual federal, state and local Taxes at a marginal effective rate reasonably anticipated by such Person), taking into account any Tax savings actually realized by the recipient as a result of the payment or the event giving rise to the payment (computed using the same Tax rate assumptions as set forth in the immediately preceding parenthetical phrase) and taking into account the character of the income and the deductibility of any state and local Taxes for federal income Tax purposes, equals the amount required to be received.

“Adjustment Escrow Amount” means $1,000,000.

“Ancillary Agreements” means, collectively, the Seller Assignments, the Employment Agreements, the Stock Powers and the Escrow Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business” means developing, designing, marketing, distributing or otherwise providing services relating to appraisals, sales support, data analytics and online marketplaces for industrial equipment and similar items.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Beverly Hills, California are closed either under applicable Law or action of any Governmental Authority.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Calculation Time” means 11:59 p.m. on the calendar day prior to the Closing Date.

“Cash” means, with respect to the Company and the Subsidiaries, all cash, cash equivalents and marketable securities (in both cases, as convertible into cash in 30 days or less), excluding Restricted Cash, held by the Company and the Subsidiaries, calculated in accordance with the Accounting Principles.  For avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts and (b) include checks and drafts deposited for the accounts of the Company and the Subsidiaries but not yet posted.

“Closing Cash” means the Cash of the Company and the Subsidiaries as of the Calculation Time. If any payments are made between the Calculation Time and Closing which are not captured as a deduction to the Purchase Price through either a Liability in Net Working Capital or Closing Indebtedness, Closing Cash shall be reduced by the value of such payment.

“Closing Indebtedness” means the outstanding Indebtedness of the Company and the Subsidiaries as of the Calculation Time.

“Closing Net Working Capital” means the Net Working Capital as of the Calculation Time, calculated in accordance with the Accounting Principles.

“CNB” means City National Bank.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former manager, officer, employee or consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any Liability (including any employee benefit plan of an ERISA Affiliate with respect to which the Company has or may have any Liability), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay (including without limitation paid time off (“PTO”)), sick pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, equity options, equity purchase, restricted equity or equity units, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or any of its

Subsidiaries for the benefit of any current or former manager, officer, employee or consultant of the Company or any of its Subsidiaries, or with respect to which the Company has or may have any Liability (including any employee benefit plan of an ERISA Affiliate with respect to which the Company has or may have any Liability and any Title IV Plan or Multiemployer Plan that has been maintained or contributed to in the last six years by the Company or ERISA Affiliate).

“Confidential Information” means (i) any Intellectual Property Rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned development and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs of the Company and the Subsidiaries (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing any information, in whatever form or medium, concerning the business or affairs of the Company and any Subsidiary.  Confidential Information does not include information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Current Assets” means all current assets of the Company and the Subsidiaries (excluding (i) Cash, (ii) Restricted Cash, (iii) any loans, receivables or advances owed from employees, the Sellers or any related parties, and (iv) tax assets, calculated in accordance with the Accounting Principles.

“Current Liabilities” means all current Liabilities of the Company and the Subsidiaries (excluding Indebtedness, unamortized debt issuance costs, Employee Closing Payments (to the extent paid at Closing) and Transaction Expenses), in each case calculated in accordance with the Accounting Principles.

“Customer Contracts” means the Contracts with customers of Company and/or its Subsidiaries, under which the Company and/or its Subsidiaries may receive data, and under which Company and/or its Subsidiaries provide products and services, as further identified in Section 3.13(a)(ii) of the Seller Disclosure Schedules as the “Customer Contracts”.

“Dollars” or “$” means U.S. dollars.

“Employee Closing Payments” means payments made pursuant to the Incentive Agreements, which shall include all of the Company’s applicable share of employment payroll Taxes associated with such payments.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that is treated as a single employer with the Company under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governing Document” means, as appropriate, the charter, articles or certificate of incorporation, formation or amalgamation and bylaws of a corporation or the certificate of formation and, if applicable, operating agreement of a limited liability company, agreements between members of a limited liability company or other legal document that establishes the legal existence or governs the internal affairs of an entity, as amended, and as may be amended, replaced or superseded from time to time.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Agreements” shall mean collectively: (i) Incentive Agreement by and between Company and Douglas Rusch, dated as of January 1, 2019; (ii) Incentive Agreement by and between Company and Jeffrey Rajewski, dated as of January 1, 2019; (iii) Incentive Agreement by and between Company and Raffi Aharonian, dated as of January 1, 2019; and (iv) Incentive Agreement by and between Company and Sunil Tellis, dated as of January 1, 2019.

“Indebtedness” means, when used with reference to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) all obligations for the deferred purchase price of property, assets, securities or services (including any earn-out, indemnity obligations, post-closing price true-ups and “seller notes” payable with respect to the acquisition of any business, assets or securities or other deferred purchase price Liabilities), (d) any indebtedness arising under leases required to be capitalized in accordance with GAAP (excluding leases treated as operating in the Financial Statements), conditional sales contracts and other similar title retention instruments, (e) the dollar amount of any commitment by which the Person assures a creditor against loss (including contingent reimbursement obligations with respect to bankers acceptances, fidelity bonds, surety bonds, performance bonds and letters of credit (in each case, to the extent drawn, called or matured), (f) all Liabilities less all assets arising under any interest rate swap forward contract, foreign currency hedge, other hedging or similar arrangement or other interest rate protection agreement or other similar interest rate agreement, (g) all amounts payable to any of the Sellers or their Affiliates or any Person not acting at arm’s length with any of them, (h) with respect to the Company and its Subsidiaries, any and all Liabilities for amounts that the Company and the Subsidiaries has deferred pursuant to Section 2302 of the CARES Act, (i) any pre-Closing Tax Liabilities arising in any jurisdiction, including sales and use Tax obligations, payroll Taxes, income Taxes or social security Taxes (including any penalties and interest) and any costs incurred post-Closing for the preparation of pre-Closing tax returns (which, with respect to those matters referenced in subsections (1), (2), (3) and (4) of this section (i) is limited to (1) $1,800,000 with respect to Taxes payable with respect to the personnel provided by Prediktive LLC under that certain Master Services Agreement entered into by the Company and Prediktive LLC effective August 20, 2018, (2) $4,197,000 with respect to sales, use and/or consumption Taxes to be paid to various states of the United States, (3) $386,000 with respect to unpaid Texas franchise Taxes and (4) $14,000 with respect to the New York Unincorporated Business Tax); (j) any committed capital expenditures; (k) declared or unpaid dividends or distributions; (l) all indebtedness of others referred to in paragraphs (a) through (k) above guaranteed by the Company or any Subsidiary, (m) all Liabilities arising out of any breach of the foregoing obligations; and (n) all accrued interest, fees or other similar obligations with respect to any of the foregoing, provided that no item included in the calculation of Indebtedness shall be included in the calculation of Net Working Capital.  Indebtedness shall also exclude the Employee Closing Payments.  For the avoidance of doubt, the amounts set forth in items (i)(1) through (4) include all applicable penalties and interest and costs and expenses to complete all necessary and/or advisable corrective actions for such matter with the applicable Governmental Authorities.

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) rights in original works of authorship, whether or not copyrightable, (v) trade secrets, databases, datasets, data, and confidential or proprietary information, and any rights in the same, (vi) rights in internet domain names, uniform resource locators, social media accounts, and e-mail addresses, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Employee” means any employees with an annual base salary of at least $160,000.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company or any Subsidiary with the permission of the owner.

“Licensed-Out Intellectual Property Rights” means Owned Intellectual Property Rights licensed to any third party.

“Loss” means any loss, Proceeding, judgment, damage, fine, penalty, expense (including reasonable and documented attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person, but expressly excluding punitive damages.

“Mass-Market Software” mean mass-marketed “off-the-shelf” software that is generally commercially available (and licensed to the Company) on standard terms that requires license, maintenance, and support fees less than $20,000 per year.

“Material Adverse Effect” means any fact, change, circumstance, condition (financial or otherwise), event or development that, when considered individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect in, or has had or would reasonably be expected to have a material adverse effect on the business or the assets of the Company and the Subsidiaries, taken as a whole other than any change or effect resulting from (i) changes in (a) general economic conditions (whether international, national or local), (b) political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), (c) the general industry or markets in which the Company or the Subsidiaries operate, or (d) Laws or accounting standards, or the principles or interpretations thereof, applicable to the Company or the Subsidiaries, which do not, in each case, have a disproportionate effect on the Company or the Subsidiaries, relative to other comparable Persons operating in the industries in which the Company or the Subsidiaries operate, (ii) natural disasters or pandemics, which do not have a disproportionate effect on the Company or the Subsidiaries, relative to other comparable Persons operating in the industries in which the Company or the Subsidiaries operate, (iii) the announcement or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iv) any event, condition or other matter disclosed on a schedule to this Agreement, (v) any change resulting from any action by the Company or the Subsidiaries required by Law or this Agreement or taken with the prior written consent or at the written request of the Purchaser, (vi) the failure of the Company or the Subsidiaries to achieve any financial projections or budget (it being understood that, for the avoidance of doubt, the circumstances giving rise to any such failure may constitute, and may be taken into account in determining whether there is or would reasonably be expected to be, a Material Adverse Effect), or (vii) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates).

“Member Allocation Schedule” means the schedule to be provided by the Seller Representative to the Purchaser no later than three Business Days prior to the Closing Date which shall set forth the portion of the Estimated Purchase Price to which each Seller is entitled pursuant to the Company’s Governing Documents.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Adjustment” means (a) if the amount of Closing Net Working Capital is less than the Target Closing Net Working Capital, a dollar for dollar decrease to the Purchase Price by the amount of the deficiency in Closing Net Working Capital, and (b) if the amount of the Closing Net Working Capital is greater than the Target Closing Net Working Capital, a dollar for dollar increase to the Purchase Price by the amount of the excess of Closing Net Working Capital.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Open Source Software” means software known as “open-source,” or community software, code, libraries, technologies, or other materials (including but not limited to any software, code, libraries, technologies or other materials that are licensed or distributed under any license or distribution model approved by the Open Source Initiative as described at www.opensource.org).

“Outside Date” means February 25, 2020.

“Order” means any Judgment, order, award, decree, consent, writ or injunction of any Governmental Authority, or any conciliation agreement, settlement agreement, market conduct or financial examination report or corrective action plan made, issued or entered by or with any Governmental Authority.

“Owned Intellectual Property Rights” means Intellectual Property Rights in which the Company or any Subsidiary has or purports to have any ownership interest or exclusive license rights.

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the Company’s or any Subsidiary’s business or the present or proposed use of the affected property or asset, (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet, (c) Encumbrances that are immaterial in character, amount and extent and which do not detract from the value of, or interfere with the present or proposed use of, the properties or assets they affect, and (d) Encumbrances arising solely pursuant to applicable federal and securities laws.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“PPP Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including, without limitation, PPP Payroll Costs) and otherwise in compliance with all other provisions or requirements of the CARES Act applicable in order for the PPP Loan to be eligible for forgiveness.

“PPP Loan” means that certain Paycheck Protection Program Promissory Note, dated April 22, 2020, by the Company in favor of CNB, in the principal amount of $1,404,134, incurred by the Company pursuant to the Paycheck Protection Program under the CARES Act.

“PPP Loan Non-Forgiven Amount” means the amount, if any, of Indebtedness under the PPP Loan as of immediately prior to the Closing for which the Company’s repayment obligation is finally determined by the SBA to not be forgivable under the CARES Act.

“PPP Payroll Costs” shall mean “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability), Section 5.5 (Consideration Shares), and Section 5.6 (Brokers or Finders).

“Purchase Price” means two hundred and seventy-five million Dollars ($275,000,000) plus (a) the Closing Cash minus (b) the amount (if any) by which the Target Closing Net Working Capital exceeds Closing Net Working Capital, plus (c) the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital minus (d) the Closing Indebtedness, and minus (e) the amount of any Transaction Expenses.

“Purchaser’s Knowledge” means, with respect to the Purchaser, the actual or constructive knowledge, after reasonable investigation, of Sharon Driscoll and Darren Watt.

“R&W Insurance Policy” means a representation and warranty insurance policy taken out by the Purchaser in relation to the transactions contemplated herein in accordance with the executed binder attached hereto as Exhibit D with the form of policy to become effective at Closing, subject to the terms and conditions set forth therein.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are: (i) patents or patent applications, (ii) trademark or service mark applications or registrations, (iii) copyright registrations, and (iv) domain names or social media accounts.

“Restricted Cash” means any cash which is not freely usable by the Purchaser because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction.

“Restricted Period” means the period of five years following the Closing Date.

“Rollover Members” means Gary McArdle, Phil Mause and Alex Currall.

“SBA” means the U.S. Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership) and Section 3.27 (Brokers or Finders).

“Sellers’ Knowledge” means, with respect to the Sellers, the actual or constructive knowledge, after reasonable investigation, of Scott Rouse, Gary McArdle, Phil Mause, Alex Currall, Joseph Brooks and Jeffrey Rajewski.

“Subsidiary” means, with respect to a specified Person, any corporation or other entity of which (a) a majority of the voting power of the equity securities or other interests is owned, directly or indirectly, by such Person (without regard to the occurrence of any contingencies affecting voting power) or (b) the power to elect a board majority (or persons performing similar functions) or otherwise control the entity is held directly or indirectly by such Person.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Target Closing Net Working Capital” means two million one hundred twenty thousand five hundred and forty-four Dollars ($2,120,544.00).

“Tax” means (a) any and all federal, state, provincial, territorial, local, non-U.S. or other taxes, charges, fees, duties (including customs duties), levies or assessments, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital equity, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company or any Subsidiary is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company or a Subsidiary has any ownership interest.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means all fees and expenses of the Company or any Subsidiary incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby as of the Closing to the extent unpaid as of the Calculation Time, including without limitation: (i) any brokerage fees, commissions, finders’ fees or financial advisory fees and, in each case, related costs and expenses; (ii) any fees, costs and expenses of counsel, accountants, or other advisors and service providers and, in each case, related costs and expenses; (iii) any compensation, sale bonuses, similar bonuses, retention or severance payments payable, or that become payable, to any employee, officer, director, consultant or third party in connection with the transactions contemplated by this agreement (other than the Employee Closing Payments), including the employer portion of any employment, payroll, or similar Taxes attributable to the amounts payable; and (iv) any costs associated with the auction process.

“Website Data Contracts” means terms of service or equivalent Contracts relating to websites or online databases from which the Company and/or its Subsidiaries may obtain data for use in connection with the Company’s and/or its Subsidiaries’ products and services.

Section 1.2        Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
ACA	3.16(g)
Acquisition Proposal	6.4(a)
Agreement	Preamble
Applicable Anti-Corruption Laws	3.25
Balance Sheet	3.5

Cap	10.6(a)
Charges	2.7(f)
Claim Notice	10.3(a)
Closing	2.4
Closing Balance Sheet	2.3(a)
Closing Date	2.4
Closing Statement	2.3(a)
CNB Escrow CNB Escrow Amount COBRA	6.12 6.12 3.16(b)
Commission Company	5.4 Preamble
Company Confidential Information	6.5(a)
Company Tax Proceeding	7.4(a)
Consideration Shares	2.2(a)
Contaminants	3.13(o)
Continuing Employee Controlling Party	6.10 10.4(c)
Credit Support Arrangements	6.18
Customer	6.8(b)
Deductible Amount	10.6(a)
Division	6.8(a)
DOJ	6.3(a)
DOL	3.16(a)
Employment Agreements	2.9
Entity	6.8(a)
Escrow Account	2.5(e)
Escrow Agent	2.5(e)
Escrow Agreement	2.5(a)
Escrow Amount	2.5(e)
Estimated Purchase Price	2.2(a)
Estimated Purchase Price Calculation Statement	2.2(b)
Excluded Claims	10.6(b)
Execution Date Export Approvals	Preamble 3.24
Final Purchase Price	2.3(a)
Financial Statements	3.5
First Allocation	7.1(b)
Forgiveness Application	6.12
FTC	6.3(a)
Government Official	3.25
Guaranteed Obligations	6.16
Indemnified Party	10.3(a)
Indemnifying Party	10.3(a)
Independent Accounting Firm	2.3(c)
Interim Balance Sheet	3.5
Leased Real Property	3.12(b)
Material Adverse Impact	6.3(c)
Material Contract	3.14
Membership Interests	Preamble
Multiemployer Plan	3.16(b)

Noncontrolling Party	10.4(c)
Objection Notice Objections Statement	10.3(d) 2.3(b)
Parent	Preamble
Parent Guaranty	6.16
Pension Plan	3.16(a)
PPP Loan Application	3.9(b)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 5
Purchaser Indemnified Parties	10.1
Purchase Price Allocation	7.1
Purchaser’s Proposed Calculations	2.3(a)
Qualified Plan	3.16(a)
Released Parties Representative Fund Restricted Tax Action Restrictions	10.12 2.7(f) 7.6 2.6(a)
Rollover Member Indemnity Rollover Member Tax Proceeding	10.2(b) 7.4(a)
SEC Reports Second Allocation	5.7 7.1(b)
Seller Disclosure Schedule	Article 3
Sellers	Preamble
Seller Assignment	2.5(a)
Seller Representative	Preamble
Share Cap	2.2(a)
Special Claim	10.4(b)
Stock Powers	2.6(a)
Straddle Period Systems	7.3 3.13(p)
Tax Determination	7.1(c)
Tax Proceeding	7.4(a)
Third Party Claim	10.4(a)
Title IV Plan	3.16(b)
Trust Instrument	3.2(b)
Trustee	3.2(b)

Section 1.3        Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” and “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2

THE TRANSACTION

Section 2.1        Purchase and Sale of Membership Interests.  In accordance with the provisions of this Agreement, at the Closing, the Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all of the Membership Interests.

Section 2.2        Purchase Price.

(a)         The aggregate consideration to be paid at Closing by the Purchaser to the Sellers for the Membership Interests shall be the estimated Purchase Price, as calculated by the Sellers in accordance with Section 2.2(b) (the “Estimated Purchase Price”). The Estimated Purchase Price shall be paid in cash, except that 20% of the consideration payable to each of the Rollover Members, in each case as set forth on the Member Allocation Schedule, shall be payable in the Parent’s common shares which will be issued subject to the restrictions in Section 2.6 (the “Consideration Shares”). The number of Consideration Shares will be calculated based on the volume weighted average price of the Parent’s common shares on the New York Stock Exchange for the 30 trading day period ending the third Business Day prior to the Closing Date, with the number of Consideration Shares rounded down to the nearest whole common share. In no event will the number of Consideration Shares exceed 19.9% of the Parent’s issued and outstanding common shares as of the date of this Agreement (the “Share Cap”). If the number of Consideration Shares would equal or exceed the Share Cap, the Purchaser will pay to the Rollover Members in cash any amounts over and above the Share Cap which would have otherwise been paid in Consideration Shares.

(b)         No later than three Business Days prior to the Closing, the Seller Representative will deliver to the Purchaser a written statement (the “Estimated Purchase Price Calculation Statement”) setting forth the Company’s good faith estimate of the Estimated Purchase Price, which shall set forth, in reasonable detail, its calculations of (i) the Company’s good faith estimate of the Closing Net Working Capital and the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital or the amount (if any) by which Target Closing Net Working Capital exceeds Closing Net Working Capital, (ii) the Company’s good faith estimate of the amount of the Closing Indebtedness, (iii) the Company’s good faith estimate of the amount of the Closing Cash, (iv) any unpaid Transaction Expenses, and (v) the actual amount of Employee Closing Payments as of Closing. The Estimated Purchase Price Calculation Statement shall be prepared consistent with the Accounting Principles. The Seller Representative shall provide the Purchaser with the opportunity to review and provide comments to the Estimated Purchase Price Calculation Statement, which the Seller Representative shall consider in good faith but shall be under no obligation to incorporate such comments. The number of Membership Interests to be conveyed by each Seller, the account and wire transfer instruction for each Seller and the number of Consideration Shares to be paid to each Rollover Member shall be as set forth in the Estimated Purchase Price Calculation Statement.

(c)         No later than three Business Days prior to the Closing, the Seller Representative will deliver to the Purchaser the Member Allocation Schedule.

Section 2.3        Post-Closing Adjustment.

(a)         Within 60 days after the Closing Date, the Purchaser will prepare and deliver to the Seller Representative an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and a written statement (together with the Closing Balance Sheet, the “Closing Statement”) setting forth the Purchaser’s calculations (the “Purchaser’s Proposed Calculations”) of the Purchase Price (the “Final Purchase Price”), which shall set forth, in reasonable detail its calculations of: (i) the Closing Net Working Capital and the amount (if any) by which Closing Net Working Capital exceeds the Target Closing Net Working Capital and the amount (if any) by which the Target Closing Net Working Capital exceeds Closing Net Working Capital; (ii) the Closing Indebtedness, (iii) the Closing Cash and (iv) any unpaid Transaction Expenses. The Closing Balance Sheet and the Purchaser’s Proposed Calculations will be prepared in accordance with the Accounting Principles, without giving effect to any purchase accounting adjustments or other changes arising from the transactions contemplated by this Agreement.

(b)        If the Seller Representative has any objections to the Closing Statement and the calculation of the Purchase Price, the Seller Representative must deliver to the Purchaser a written statement (an “Objections Statement”) setting forth a description in reasonable detail of its objections thereto, including the basis for the objection, proposed adjustment amount and supporting calculations. If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Closing Statement, the Closing Statement and the Purchaser’s calculation of the Purchase Price will be final, binding and non-appealable by the parties hereto.

(c)        If the Seller Representative timely delivers an Objections Statement to the Purchaser, then the Purchaser and the Seller Representative will negotiate in good faith to resolve any objections set forth in the Objections Statement, but if they are unable to resolve all disputed items by the end of 30 days after the date of delivery of the Objections Statement, then the remaining items in dispute will be submitted to Deloitte & Touche for resolution acting as an accounting expert and not as an arbitrator, or if that firm is unwilling or unable to serve, the Purchaser and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Company (such selected independent accounting firm, the “Independent Accounting Firm”). The Purchaser and the Seller Representative will use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable and in any event within 30 days after the date of appointment. The Independent Accounting Firm may address only those items and amounts which are identified in the Objections Statement as being items which the Seller Representative and the Purchaser are unable to resolve, and the Independent Accounting Firm’s determination shall be within the range proposed by the Purchaser and the Seller Representative. The resolution of the dispute by the Independent Accounting Firm will be final, binding and non-appealable on the parties. The fees and expenses of the Independent Accounting Firm will be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, pro rata based on their respective share of the Purchase Price, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm, and each party shall bear its own expenses in connection therewith, including its attorneys’ and accountants’ fees.

(d)         For purposes of complying with this Section 2.3, and subject to executing customary access letters, the Purchaser and the Seller Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any written material related to the disputed items. The party providing any such work papers, other documents or information to the Independent Accounting Firm shall also provide such papers, documents and information to the other party.

(e)        Upon the determination, in accordance with Section 2.3(b) or Section 2.3(c), as applicable, of the Closing Statement and the final calculations of the amounts of the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, and any unpaid Transaction Expenses, the Purchase Price will be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated

Purchase Price payable at Closing as set forth on the Estimated Purchase Price Calculation Statement as follows:

(i)         If the Final Purchase Price as calculated pursuant to this Section 2.3(e) is greater than the Estimated Purchase Price, then the Purchaser will pay to the Sellers an amount in immediately available funds equal to any such excess; and

(ii)        If the Final Purchase Price as calculated pursuant to this Section 2.3(e) is less than the Estimated Purchase Price, then the Sellers will pay to the Purchaser an amount in immediately available funds equal to any such deficiency.

(f)         The Sellers will be severally but not jointly liable for any amount for which payment is required by the Sellers under Section 2.3(e), which payment will be effected, first, by paying all or part of the Adjustment Escrow Amount from the Escrow Account to an account designated by the Purchaser, and any remaining amounts by wire transfer of immediately available funds from the Sellers to an account designated by the Purchaser. Any payment by the Purchaser to the Sellers pursuant to Section 2.3(e) will be effected by wire transfer of immediately available funds to such account or accounts designated by the Seller Representative.  Such payments will be made within five Business Days following the final determination referred to in Section 2.3(e).

(g)        The purpose of this Section 2.3 is to determine the Final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to ARTICLE 10, nor preclude the Purchaser from exercising any indemnification rights pursuant to ARTICLE 10. Any payment made pursuant to this Section 2.3 will be treated by the parties for all purposes as an adjustment to the Purchase Price.

Section 2.4        Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m. Pacific Time, no later than three Business Days after the last of the conditions to Closing set forth in ARTICLE 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Seller Representative and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.5        Closing Transactions.

(a)         At the Closing, the Seller Representative will deliver to the Purchaser:

(i)         an assignment of the uncertificated Membership Interests in the form of Exhibit A executed by each Seller (collectively, the “Seller Assignment”);

(ii)        resignations, in form reasonably satisfactory to the Purchaser, effective as of the Closing Date from those managers of the Company (solely with respect to their manager designations but not from employment by the Company) as the Purchaser may have requested in writing at least five Business Days prior to the Closing Date;

(iii)       a certificate of the manager of the Company dated as of the Closing Date and attaching with respect to the Company (A) the Company’s charter and all amendments thereto, certified by the Secretary of State of California not more than ten Business Days prior to the Closing Date; (B) the Company’s operating agreement and all amendments thereto; (C) a certificate of good standing of the Company certified by the Secretary of State of California, issued not more than five Business Days prior to the Closing Date; (D) all resolutions of the board of managers of the Company relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the managers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(iv)       an escrow agreement in the form of Exhibit C executed by the Seller Representative (collectively, the “Escrow Agreement”);

(v)        an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) completed and signed by each Seller;

(vi)       completed and executed copies of the elections to be filed with the IRS within twenty (20) days of the Closing Date by each of the Rollover Members under Section 83(b) of the Code with respect to the Consideration Shares confirming the issuance of the Consideration Shares does not constitute the receipt of any ordinary income by each such Rollover Member;

(vii)      payoff and release letters evidencing the repayment in full of the Closing Indebtedness; and

(viii)     such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b)        At the Closing, the Purchaser will deliver to the Sellers:

(i)         an amount equal to the Estimated Purchase Price (less the Escrow Amount, the amount of the Employee Closing Payments and the value attributed to the Consideration Shares) as set forth on the Estimated Purchase Price Calculation Statement, based on the amount each Seller is entitled to receive in accordance with the Member Allocation Schedule, by wire transfer of immediately available funds to the accounts specified in the Estimated Purchase Price Calculation Statement;

(ii)        evidence of the issuance of certificates representing the Consideration Shares;

(iii)       the Escrow Agreement executed by the Purchaser or other mutually agreed party; and

(iv)        such other documents, instruments and agreements as the Seller Representative reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(c)         Simultaneously with the Closing, the Purchaser will repay and discharge (or cause to be repaid and discharged), on behalf of the Company, Closing Indebtedness evidenced on the Estimated Purchase Price Calculation Statement and to be repaid pursuant to a payoff and release letter, by wire transfer of immediately available funds pursuant to written instructions provided to the Purchaser by the Seller Representative concurrently with the delivery of the Estimated Purchase Price Calculation Statement, and the Company and the Seller Representative will deliver (or cause to be delivered) to the Purchaser all appropriate payoff and release letters evidencing the repayment in full of all Closing Indebtedness and the corresponding release (or written commitment to release promptly) of any Encumbrance that each holder of Closing Indebtedness may have with respect to the Company or any Subsidiary or any of their assets.

(d)        Simultaneously with the Closing, the Purchaser will pay, or cause to be paid, on behalf of the Sellers and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Seller Representative, and the Company will deliver to the Purchaser final invoices in respect of the Transaction Expenses and proof of payment with respect thereto, in form and substance satisfactory to the Purchaser.

(e)         Simultaneously with the Closing, the Purchaser will deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), the sum of $2,168,750 (the “Escrow Amount”) by wire transfer of immediately available funds to an account established by the Escrow Agent (the “Escrow Account”) at the expense of the Purchaser.  The Escrow Agent will hold the Escrow Amount, together with any interest and earnings thereon, in accordance with the Escrow Agreement to be executed and delivered by the Purchaser, the Seller Representative and the Escrow Agent on or prior to the Closing Date.

(f)         Upon determination by the SBA of whether the Indebtedness under the PPP Loan or any portion thereof is forgivable under the CARES Act, the Seller Representative shall (i) direct CNB to deliver to the Purchaser an amount, if any, equal to the PPP Loan Non-Forgiven Amount, and (ii) direct CNB to pay to the Seller Representative, on behalf of the Sellers, the CNB Escrow Amount, less the PPP Loan Non-Forgiven Amount, if any, with each (i) and (ii) to be delivered by wire transfer of immediately available funds to an account designated in writing by the Purchaser or the Seller Representative, as applicable.

(g)        Upon completion of any payment required under Section 2.3(e), the Purchaser and the Seller Representative shall direct the Escrow Agent to pay to the Seller Representative, on behalf of the Sellers, any remaining amount of the Adjustment Escrow Amount.

(h)        On behalf of the Company, the Purchaser shall pay, by wire transfer of immediately available funds, to the applicable payroll accounts of the Company a portion of the Estimated Purchase Price in the aggregate amount of the Employee Closing Payments for payments to the beneficiaries thereof (net of applicable withholding) on a special payroll disbursement by the Company on the Closing Date.  For the avoidance of doubt, the Purchaser and the Sellers hereby acknowledge and agree that the Company will treat itself as paying the Employee Closing Payments immediately prior to the Closing Date and, as such, the Employee Closing Payments and related payroll tax payments shall be treated as pre-Closing expenses and includable on the pre-Closing period tax returns of the Company prepared by the Sellers pursuant to Section 7.1(d).

Section 2.6        Consideration Shares.

(a)         Upon issuance of the Consideration Shares, each Rollover Member’s Consideration Shares will be made subject to transfer and forfeiture restrictions (the “Restrictions”), which will lapse, if at all, as described in Section 2.6(b). Until the Restrictions lapse as set forth in Section 2.6(b), the Consideration Shares will be held in trust by the Purchaser and may not be transferred by the Rollover Member. The Rollover Members will have the right to vote any Consideration Shares held in trust. If any dividends are paid on Consideration Shares held in trust, the Purchaser shall hold such dividends until the Consideration Shares upon which the dividends were paid have been released from trust. Such dividends shall be treated as dividend income of the Rollover Members for U.S. federal income tax purposes in the applicable taxable year paid by Parent and reported as taxable income by the Rollover Members on their personal U.S. federal and state income tax returns for each such taxable year. If the Restrictions do not lapse with respect to any Consideration Shares, the Purchaser shall pay to the Rollover Members any dividends declared upon those Consideration Shares. For the avoidance of doubt, the Rollover Members shall be entitled to retain any dividends so paid even if the Consideration Shares are forfeited. Upon a Rollover Member’s termination of employment with the Purchaser or its Affiliates, any Consideration Shares for which the Restrictions have not lapsed will be, subject to Section 2.6(b), automatically be forfeited and returned to the Purchaser without consideration. At Closing, each Rollover Member will deliver to the Purchaser executed stock powers in blank with respect to the Consideration Shares (the “Stock Powers”) to secure the foregoing obligation.

(b)        The Restrictions will lapse for Gary McArdle as follows:  (i) the Restrictions on one-third of his Consideration Shares will lapse on the first anniversary of the Closing Date if he is employed by the Purchaser or one its Affiliates on that date, (ii) the Restrictions on one-third of his Consideration Shares will lapse on the second anniversary of the Closing Date if he is employed by the Purchaser or one of  its Affiliates on that date, and (iii) the Restrictions on one-third of his Consideration Shares will lapse on the third anniversary of the Closing Date if he is employed by the Purchaser or one its Affiliates on that date. The Restrictions will lapse with respect to Phil Mause and Alex Currall, as applicable, as follows: (x) the Restrictions on one-half of such Rollover Member’s Consideration Shares will lapse automatically on the 18-month anniversary of the Closing Date if such Rollover Member is employed by the Purchaser or one its Affiliates on that date, and (y) the Restrictions on one-twelfth of such Rollover Member’s Consideration Shares will lapse automatically on each quarterly anniversary thereafter if such Rollover Member is employed by the Purchaser or one of its Affiliates on that date. Notwithstanding the foregoing, (x) if a Rollover Member’s employment terminates due to the death or Disability (as such term is defined in such Rollover Member’s Employment Agreement) of such Rollover Member, then the Restrictions will lapse automatically as to such Rollover Member’s Consideration Shares or if any Rollover Member’s employment terminates due to termination by the Company without Cause or termination of the Rollover Member’s employment by the Rollover Member for Good Reason (in each case, as such terms are defined in the Rollover Members’ respective Employment Agreements), then the Restrictions will lapse automatically as to such Rollover Member, and each Rollover Member’s Consideration Shares will no longer be subject to forfeiture, and (y) the Restrictions will lapse as to all Consideration Shares upon a Sale of the Parent.  Within three (3) Business Days of the lapsing of any of the Rollover Members’ Consideration Shares, Parent will promptly remove any legends or instructions pertaining to the Restrictions as to such Rollover Member’s Consideration Shares and will cause share certificates representing the Consideration Shares to be delivered from trust to the Rollover Member.  For purposes of this Section 2.6, “Sale of the Parent” shall mean the occurrence of any of the following with respect to the Parent:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Parent of voting securities of the Parent representing more than fifty percent (50%) of the Parent’s then-outstanding voting securities on an as converted basis; (ii) a merger, consolidation or other series of related transactions to which the Parent is a party and in which the stockholders of the Parent immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of at least fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of board of directors of the surviving entity; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Parent or its Subsidiaries, considered together as a whole (other than a sale, exchange or transfer to one or more subsidiaries of the Parent).

Section 2.7        Seller Representative.

(a)         The execution of this Agreement shall constitute irrevocable and unconditional approval of the appointment by each of the Sellers of the Seller Representative under the terms set forth herein as each Seller’s true and lawful agent, proxy and attorney-in-fact for all purposes under this Agreement. Pursuant to such appointment, the Seller Representative is authorized to act on behalf of each Seller to (i) take all action necessary or appropriate in connection with the determination of the Purchase Price Adjustment pursuant to Section 2.3 and the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to ARTICLE 10, (ii) give and receive all notices required to be given under this Agreement, (iii) execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of each Seller, (iv) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Sellers, (v) amend or waive any terms and conditions of this Agreement providing rights or benefits to the Sellers

(other than the payment of the Purchase Price in accordance with the terms hereof and in the manner provided herein and provided that no amendment or waiver shall be valid if it shall disproportionately affect any Seller as it relates to any other Seller), and (vi) take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement. The Seller Representative shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Seller Representative of its duties under this Agreement, other than loss or damage arising from intentional misconduct or bad faith in the performance of such duties. The Sellers pro rata in accordance with their respective share of the Purchase Price, shall indemnify and hold harmless the Seller Representative from and against all Liabilities, losses, costs, damages or expenses (including attorneys’ and accountants’ fees) incurred or suffered by the Seller Representative arising out of or otherwise resulting from any action taken or omitted to be taken by the Seller Representative under this Agreement, other than such Liabilities, losses, costs, damages or expenses arising out of or resulting from the intentional misconduct or bad faith of the Seller Representative.

(b)        The Seller Representative hereby agrees to do such acts, and execute further documents, as shall be reasonably necessary to carry out the provisions of this Agreement.

(c)         The Seller Representative may resign at any time by giving five (5) days’ prior written notice to the Purchaser, the Company and the Sellers (at their addresses last known to the Seller Representative), which resignation shall be effective immediately upon the date set forth in such notice. The Sellers may terminate the Seller Representative by a written instrument executed by all Sellers (other than the Seller then acting as Seller Representative, if applicable) and delivered to the Seller Representative, the Purchaser and the Company. Upon resignation or termination of the Seller Representative, the Seller Representative’s successor, who shall serve and exercise the powers of the Seller Representative hereunder, shall be appointed by a written instrument signed by the Sellers representing at least 75% of the pro rata share of the Membership Interests prior to Closing and delivered to the Purchaser and the Company.

(d)        After the Closing, any notice given to the Seller Representative will constitute notice to all of the Sellers at the time notice is given to the Seller Representative. After the Closing, any action taken by, or notice or instruction received from, the Seller Representative will be deemed to be action by, or notice or instruction from, all of the Sellers.

(e)         The Purchaser and its Affiliates (including, after the Closing, the Company) shall be entitled to rely on the appointment of the Seller Representative and treat such Seller Representative as the duly appointed attorney-in-fact of the Sellers and as having the duties, power and authority provided for in this Agreement. None of the Purchaser or its Affiliates (including, after the Closing, the Company) shall be liable to any Seller for any actions taken or omitted to be taken by any of them in good faith reliance upon any instructions, notice or other instruments delivered by the Seller Representative.

(f)         The representative fund into which the Seller Representative deposited the Representative Amount shall be held in a segregated account maintained by the Seller Representative, and will be held by the Seller Representative on behalf of the Sellers as a fund for the fees and expenses of the Seller Representative incurred in connection with this Agreement or the Transaction Documents (the “Representative Fund”). At Closing, $100,000 will be wired to the Representative Fund in immediately available funds by the Sellers pro rata based on their respective share of the Purchase Price. The Seller Representative shall have the right to recover from the Representative Fund, prior to any distribution to the Sellers, such Seller Representative’s reasonable out-of-pocket expenses incurred in the performance of his duties under this Agreement (“Charges”), including costs and expenses resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement or the Transaction Documents. Upon the final resolution of all disputes arising under this Agreement and the

Transaction Documents and full reimbursement of all Charges of the Seller Representative as provided herein, the Seller Representative shall distribute any remaining portion of the Representative Fund to the Sellers pro rata in accordance with their respective share of the Purchase Price. The Sellers shall pro rata based on their respective share of the Purchase Price, be responsible for the payment of all fees and expenses reasonably incurred by the Seller Representative in performing his duties under this Agreement in excess of the amounts available at such time in the Representative Fund.

Section 2.8        Representation and Warranty Insurance Policy.  The cost of the premium, together with all taxes and application, underwriting or similar or other fees or expenses payable at or before the Closing in connection with obtaining the R&W Insurance Policy, including those to bind the policy and to continue coverage for so long as representations and warranties of the Company and the Sellers shall survive under this Agreement, shall be paid by the Purchaser. The Purchaser shall not take any actions prior to the Closing to amend the R&W Insurance Policy in a manner that would be adverse to the Company or the Sellers in any material respect, and shall comply in all material respects with the terms of the R&W Insurance Policy.

Section 2.9       Employment Agreements.  Concurrently with the execution of this Agreement, the Rollover Members shall have entered into employment agreements with the Company, the Purchaser or an Affiliate of the Purchaser or other mutually agreed party in the forms of Exhibit B (the “Employment Agreements”).  The Employment Agreements shall become effective on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, and, with respect to Section 3.1, the Company, represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing, as follows, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1        Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Company and the Subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties they own, operate or lease or the nature of their activities makes such qualification necessary, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Copies of the Governing Documents of the Company and its Subsidiaries, as currently in effect, have been delivered to the Purchaser and are true, correct and complete copies as of the date hereof. Neither the Company nor any Subsidiary is in violation of its respective Governing Documents.

Section 3.2        Authority and Enforceability.

(a)         The Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company.  The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement constitutes, and upon execution and delivery of each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)        Each Seller has all requisite power, authority and capacity to execute, deliver and perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers.  Each Seller has duly and validly executed and delivered this Agreement. If the Seller is a trust, the trust was duly created pursuant to the Laws of the state in which it was created, which state is set forth on Section 3.2(b) of the Seller Disclosure Schedule. The trust is valid, has not terminated and has not been revoked and is not supervised by any court. Each of the Persons set forth on Section 3.2(b) of the Seller Disclosure Schedule is a duly appointed and acting trustee (each, a “Trustee”) for the trust by which such Person’s name appears, and the Person or Persons identified as a Trustee or Trustees for such trust constitute all of the currently acting Trustees of such trust.  Each Trustee has the requisite authority under the documents governing the trust (each, a “Trust Instrument”) to act on behalf of such trust, and each Trustee is authorized by the applicable Trust Instrument to execute and deliver any Ancillary Agreement to which such trust is a party, and to consummate the transactions and to perform the obligations contemplated thereby.  No other proceedings on the part of any Trustee are necessary to authorize the execution and delivery of any Ancillary Agreement to which the trust is a party or the transactions contemplated thereby.

(c)         Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which a Seller is a party will constitute, the valid and binding obligation of the Seller that is party thereto, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). If such Seller is a trust, the execution, delivery and performance of this Agreement by such Seller has been duly and validly executed and delivered by an applicable Trustee on behalf of the trust, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding agreement of each Trustee, enforceable against such Trustee and the trust estate of the applicable trust in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  No beneficiary of such trust has notified any Seller or Trustee of any objection to the action or authority of the Trustee to execute and deliver this Agreement or to consummate the transactions contemplated hereby, and there is no Proceeding pending in any court having jurisdiction over any Trustee or the estate of such trust challenging the authority of the Trustee to execute and deliver this Agreement or consummate the transactions contemplated hereby.

Section 3.3        No Conflict.  Except as set forth in Section 3.3 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate in any material respect the Governing Documents of the Company, or any resolution adopted by the board of managers or members of the Company, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract to which the Company is a party or by which the Company or any of its material properties or assets is otherwise bound or affected, (c) result in the imposition of any Encumbrances on any of the Membership Interests or any of the properties or assets of the Company, (d) violate in any material respect any Law, Judgment or Governmental Authorization applicable to the Company or any of its businesses, properties or assets, or (e) require the Company to obtain any material Consent or Governmental Authorization or make any filing or registration with any Governmental Authority or other Person, except as may be required under the HSR Act.

Section 3.4        Capitalization and Ownership.

(a)         The authorized capital of the Company consists solely of units in uncertificated form, all of which are issued and outstanding.  The Sellers are the sole owners (of record and beneficially) of all of the Membership Interests, free and clear of all Encumbrances except Permitted Encumbrances, in the respective amounts set forth in Schedule A.  Upon the consummation of the Closing, the Purchaser will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances except Permitted Encumbrances.

(b)        Except for the Subsidiaries set forth on Section 3.7 of the Seller Disclosure Schedule, the Company does not own, control or have any rights to acquire, directly or indirectly, any capital equity or other equity interests or debt instruments of any Person.

(c)        Except as set forth in this Section 3.4 or in Section 3.4(c) of the Seller Disclosure Schedule, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional Membership Interests of capital equity or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such Membership Interests or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no Contracts to which the Company or any Seller or any Affiliate of the Company or any Seller is a party or by which the Company or any Seller or any Affiliate of the Company or any Seller is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any Membership Interests of capital equity or other equity interests of the Company. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Company.  No holder of Indebtedness of the Company has any rights to vote for the election of managers of the Company or to vote on any other matter.

(d)        All of the Membership Interests are duly authorized, validly issued, fully paid, nonassessable, and except as set forth in Section 3.4(d) of the Seller Disclosure Schedule, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws in all material respects.

(e)        There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Membership Interest of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(f)        The Member Allocation Schedule shall correctly set forth the Estimated Purchase Price to which each Seller is entitled pursuant to the Company’s Governing Documents.

Section 3.5        Financial Statements.

(a)         Attached as Section 3.5 of the Seller Disclosure Schedule are correct and complete copies of the (i) unaudited consolidated balance sheets of the Company at December 31, 2018 and December 31, 2019 (the most recent of which, the “Balance Sheet”) and the related unaudited consolidated statements of income for each of the fiscal years then ended, including any notes thereto; and (ii) an unaudited consolidated balance sheet of the Company at September 30, 2020 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income for the nine months then ended (all such financial statements referred to in (i) and (ii), the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and the results of operations of the Company as of the times and for the periods indicated therein and, were prepared in accordance with GAAP (except as noted in Section 3.5(a) of the Disclosure Schedule), consistently applied (subject to revenue and compensation costs being recognized in accordance with Section 3.5(b) and Section 3.5(c) and subject, in the case of the interim Financial Statements, to normal recurring year-end adjustments, none of which are material individually or in the aggregate, and the absence of notes, none of which are material individually or in the aggregate). The Financial Statements are consistent with the books and records of the Company.

(b)        Revenue reflected on the Financial Statements (i) represents all amounts billed by the Company and its Subsidiaries which are operating in nature from the period to which such amounts relate; (ii) is consistent with and have been prepared from the books and records of the Company; (iii) does not include any billings which have not been generated in the ordinary course of business; (iv) represents bona fide, arm’s length sales transactions; and (v) has been recognized and billed consistently across the periods presented with no changes in the discounts, rebates or other benefits offered to customers.

(c)         Compensation and payroll expenses reflected on the Financial Statements (i) represent all cash payments for the Company and its Subsidiaries made during the periods presented, (ii) have been paid consistently throughout the periods presented with no material delays or changes in timing of payments, (iii) represent bona fide costs of the employees of the Company and its Subsidiaries, (iv) capture all costs of the employees required to operate the Company and its Subsidiaries in ordinary course. No employee obligations in excess of a single pay cycle are outstanding at any given point in time.

Section 3.6        Books and Records. The books of account, minute books, equity record books and other records of the Company and its Subsidiaries, all of which have been made available to the Purchaser are accurate and complete. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held, and corporate actions taken, by the Company’s and its Subsidiaries members, managers and managers’ committees, and no such meeting at which a corporate action was taken has been held for which minutes have not been prepared and are not contained in such minute books.  At the time of the Closing, all of such books and records will be in the possession of the Company.

Section 3.7        Subsidiaries.  Except as listed in Section 3.7 of the Seller Disclosure Schedule, neither the Company nor any Subsidiary owns any Subsidiary. For each of the Company’s Subsidiaries, Section 3.7 of the Seller Disclosure Schedule shows the equity interests owned by the Company or any Subsidiary, the names of the Persons owning such equity interests and the percentage of the outstanding equity interests so owned. All issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party right, free and clear of all Encumbrances except for Permitted Encumbrances, and in uncertificated form and have been offered, sold and issued by such Subsidiary in compliance with applicable securities and corporate Laws, Contracts applicable to such Subsidiary and such Subsidiary’s Governing Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary of the Company or the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating the Company or such

Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

Section 3.8        Accounts Receivable; Bank Accounts.

(a)         All accounts receivable reflected on the Balance Sheet or the Interim Balance Sheet or arising after the date of the Interim Balance Sheet have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of business. Such accounts receivable are collectible in full, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Company). To the Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of material accounts receivables. Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries hold any accounts receivable from any of the Sellers or their Affiliates or any Person not acting at arm’s length with any of them.

(b)        Section 3.8(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all bank accounts and safe deposits of the Company and the Subsidiaries utilized in the operations since January 1, 2018 and a listing of the Persons authorized to draw or borrow thereon or to obtain access thereto.

Section 3.9        Liabilities.

(a)         Neither the Company nor any Subsidiary has any Liabilities except (a) Liabilities specifically reflected and adequately reserved against in the Interim Balance Sheet and (b) Liabilities incurred in the ordinary course of business after the date of the Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation).

(b)        As of the date of the Company’s submission of the application for the PPP Loan (the “PPP Loan Application”), the Company satisfied all then-existing eligibility requirements for the PPP Loan, and all information included in the PPP Loan Application was complete and accurate in all material respects as of the date of its submission. The certifications made pursuant to the PPP Loan Application were made by the Company in good faith. The Company has used 100% of the proceeds of the PPP Loan solely for PPP Forgivable Uses. The Company has held the proceeds of the PPP Loan in a deposit account segregated from the Company’s other deposit accounts and has not comingled such proceeds with the cash and other assets of the Company.

Section 3.10        Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect, and there has been no change in the condition, assets or the business of the Company and its Subsidiaries other than in the ordinary course of business, except such changes as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 3.10 of the Seller Disclosure Schedule, since the date of the Balance Sheet, there has not been with respect to the Company or its Subsidiaries any:

(a)         amendment to its Governing Documents;

(b)        issuance, sale, grant or other disposition of or Encumbrance on any Membership Interests or other equity securities or any options, warrants or other rights to acquire, any such securities;

(c)         split, combination or reclassification of any of its equity securities;

(d)         declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its Membership Interests;

(e)         incurrence, assumption or guarantee of any Indebtedness;

(f)         sale, lease, license, pledge or other disposition of, or Encumbrance (other than Permitted Encumbrances) on, any of its properties or assets (other than sales of inventory for fair consideration and in the ordinary course of business);

(g)        consummation of (i) any merger, consolidation or other business combination, or (ii) the purchase of all or a substantial portion of the assets or any equity of any business or Person;

(h)         damage to, or destruction or loss of, any of its material assets or material properties, whether or not covered by insurance;

(i)         entry into, modification, acceleration, cancellation or termination of any Material Contract except in the ordinary course of business;

(j)        (i) adoption, entry into, termination or amendment of any Company Plan, or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any manager or officer of the Company or any Subsidiary, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, or (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

(k)        cancellation, compromise, release or waiver of any material claims or rights (or series of related claims or rights) or otherwise outside the ordinary course of business;

(l)         material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(m)       resignation or termination or threatened resignation or termination of the employment of any of its Key Employees;

(n)        material revaluation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(o)       transfer, assignment or grant of any license, sublicense or other rights under or with respect to any material Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business), or any allowance of any material Owned Intellectual Property Rights to lapse, expire, or become subject to any Encumbrance (other than Permitted Encumbrances); or

(p)        authorization or agreement, in writing or otherwise, to do any of the foregoing.

Section 3.11        Assets.  The Company or its Subsidiaries have good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its tangible personal property and assets, and except as set forth in Section 3.11 of the Seller Disclosure Schedule are free and clear of any Encumbrances other than Permitted Encumbrances.  The Company and its Subsidiaries own or lease all tangible assets used in or necessary to conduct its business as conducted.  Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and sufficient for the purposes for which it is being used.

Section 3.12        Real Property.

(a)         Neither the Company nor any Subsidiary owns any real property.  The real properties demised by the leases listed on Section 3.12 of the Seller Disclosure Schedule constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company or any Subsidiary remains liable), used or occupied by the Company or any Subsidiary.

(b)        The leases of real property listed on Section 3.12 of the Seller Disclosure Schedule as being leased by the Company or any Subsidiary (the “Leased Real Property”) are in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each of the leases for the term listed on Section 3.12 of the Seller Disclosure Schedule. To the Sellers’ Knowledge, the Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

Section 3.13        Intellectual Property, Systems, and Data Security.

(a)         Section 3.13(a)(i) of the Seller Disclosure Schedule lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all material unregistered Owned Intellectual Property Rights. Section 3.13(a)(ii) of the Seller Disclosure Schedule lists all Contracts relating to Licensed-In Intellectual Property Rights, other than Mass-Market Software and/or Open Source software. Section 3.13(a)(iii) of the Seller Disclosure Schedule lists all Contracts relating to Licensed-Out Intellectual Property Rights and describes the Intellectual Property Rights covered by such Contracts.  Section 3.13(a)(iv) of the Seller Disclosure Schedule lists and describes all materials otherwise protectable under Intellectual Property Rights used in the business of the Company or any Subsidiary as conducted or proposed to be conducted that are in the public domain.  The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the business of the Company and its Subsidiaries as conducted or proposed to be conducted as of the Closing Date.

(b)        The Company solely owns all right, title and interest in, or has an exclusive license to, the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), other than the Permitted Encumbrances listed on Section 3.13(b) of the Seller Disclosure Schedule. The Company is the official and sole owner of record of all Registered Intellectual Property Rights that are Owned Intellectual Property Rights.  To the Sellers’ Knowledge, no Owned Intellectual Property Right is currently being or has been infringed by any Person.  The Company or a Subsidiary owns all Intellectual Property Rights developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company or any Subsidiary. To the extent such Intellectual Property Rights did not vest originally in the Company or a Subsidiary by operation of law, such employees and independent contractors have validly assigned such Intellectual Property Rights to the Company or a Subsidiary pursuant to enforceable written agreements that have been made available to the Purchaser. No employee or former employee or independent contractor of the Company or any Subsidiary has any claim with respect to any Intellectual Property Right of the Company.

(c)         No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property Rights.

(d)        All Owned Intellectual Property Rights are valid and enforceable, and no Person has asserted that any Owned Intellectual Property Right is invalid or unenforceable.  All Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.  All products covered by Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required or desirable to maximize available damage awards.

(e)         All trade secrets listed in Section 3.13(a)(i) of the Seller Disclosure Schedule are documented in sufficient detail and content to allow for their full and proper use without reliance on the knowledge or memory of any individual. Except as set forth in Section 3.13(e) of the Seller Disclosure Schedule, all reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company or any Subsidiary including the implementation and enforcement of policies requiring each employee or independent contractor who has access to trade secrets to execute proprietary information and confidentiality agreements substantially in a standard form, and each current and former employee and independent contractor of the Company or any Subsidiary has executed such an agreement.  There has been no breach or other violation of such agreements.  Each of the Company and its Subsidiaries has sufficient right to use all trade secrets and other proprietary information as currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights.  No such trade secret or other proprietary information is, to the Sellers’ Knowledge, part of the public knowledge or literature, and no such trade secret or other proprietary information has been used, divulged or appropriated by the Company or a Subsidiary either for the benefit of any Person other than the Company or a Subsidiary or to the detriment of the Company or any Subsidiary.

(f)         To the Sellers’ Knowledge, neither the Company nor any Subsidiary has taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person.

(g)        Following the Closing, the Company will have the same rights in all Owned Intellectual Property Rights that it had immediately prior to the Closing. No Contract to which the Company or a Subsidiary is a party or is otherwise bound will cause or require (or would purport to cause or require) the Purchaser or any of its Affiliates or the Company or any Subsidiary, on account of the transactions contemplated by this Agreement, to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of the Company’s or its Subsidiaries’ Intellectual Property Rights; (ii) be obligated, in relation to its or their products, services, or Intellectual Property Rights, to pay any royalties or other amounts or offer any discounts to any other Person; or (iii) become bound or subject to any non-compete or other material restrictions on the operations or scope of their respective businesses.

(h)        Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, neither the Company nor any Subsidiary has any present expectation or intention of not fully performing any obligation pursuant to any license or any other Contract pertaining to the use or practicing of any Intellectual Property Rights thereunder, and there is no breach, anticipated breach or default by any other party to any license or other such Contract.  There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license or other such Contract.  All rights under each license and other such Contract will be fully available to the Company or a Subsidiary after the Closing.

(i)         Each Licensed-In Intellectual Property Right for which the Company or any Subsidiary has an exclusive right is in full force and effect, all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken.  No Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right and for which the Company or any Subsidiary has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.

(j)         Except as set forth in Section 3.13(j) of the Seller Disclosure Schedule, neither the Company nor any Subsidiary has (1) to the Sellers’ Knowledge infringed any third party patent, nor (2) infringed, misappropriated or otherwise violated any other Third-Party Intellectual Property Right, and neither the Company nor any Subsidiary has received any notice of any infringement, misappropriation or violation by the Company or any Subsidiary of any Third-Party Intellectual Property Right.  No infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or will occur with respect to products or services sold by the Company or any Subsidiary or with respect to the products or services or with respect to the conduct of the business of the Company or any Subsidiary as conducted.

(k)        All software that is used by the Company or any Subsidiary or is present at any facility or on any equipment of the Company or any Subsidiary is owned by the Company or a Subsidiary or is subject to a current license agreement that covers all use of the software in the business of the Company or any Subsidiary as conducted or as proposed to be conducted.  Each of the Company and the Subsidiaries has the right to use the software and the software- or technology-based services (such as software-as-a-service, cloud services, and the like) used in its business as it is being used, without any conflict with the rights of others.  Neither the Company nor any Subsidiary is in breach of any license to, or license of, any software, or any terms of service or other Contract pertaining to software- or technology-based services. Following the Closing, each of the Company and the Subsidiaries will have sufficient rights and access to all necessary software and software- or technology-based services, to operate its business as it is conducted or as proposed to be conducted.

(l)         Section 3.13(l)(i) of the Seller Disclosure Schedule identifies each of the products and services (including but not limited to software applications and data-as-a-service offerings) that the Company or any of its Subsidiaries currently offers or for which they currently provide technical support or maintenance, or that they have developed and intend to release within six months after execution of this Agreement. Section 3.13(l)(ii) of the Seller Disclosure Schedule identifies each of the Customer Contracts and Website Data Contracts through which the Company or any of its Subsidiaries acquires, processes and distributes data by, for or through such products and services as there are currently provided and proposed to be provided.  The Company and its Subsidiaries have acquired all necessary rights, consents, and permissions, and have provided all necessary notices, for the acquisition, processing, and distribution of data by, for, or through such products and services as they are currently provided and proposed to be provided.

(m)       The Company and its Subsidiaries have not disclosed or agreed to disclose to any Person (other than their employees and independent contractors for purposes of performing services for the Company or any Subsidiary) any source code for the Company’s or any Subsidiary’s products or other proprietary software, including pursuant to a source code escrow provision or agreement. No event has occurred, and no condition exists, that would reasonably be expected to require the disclosure of any such source code, including the execution of this Agreement or the consummation of the transactions contemplated hereby.

(n)        The Company and its Subsidiaries have not embedded, used, modified, or distributed any Open Source Software in connection with any of their current or in-development products or services, or any software included in the Owned Intellectual Property Rights, in any manner that would (pursuant to the applicable license terms) create, impose, or be subject to (i) any requirement that any Owned Intellectual Property Rights be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any products, services, or software of the Company or any Subsidiary; or (iii) any other limitation, restriction or condition on the Company’s or any Subsidiary’s rights to use or distribute, or to protect its proprietary interests in, any of the Company’s or any Subsidiary’s products, services, or software. Section 3.13(n) of the Seller Disclosure Schedule lists all Open Source Software that is embedded in, distributed with, or used by or in connection with any products, services, or software of the Company or any Subsidiary, in each case identifying the corresponding product, service or software of the Company or any Subsidiary and the applicable license terms.

(o)        To the Sellers’ Knowledge, (1) the software used by the Company or any of its Subsidiaries (other than software in development) is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and (2) does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that are designed or intended to permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Contaminants”).

(p)        The computer, information-technology and data-processing systems, facilities and services used or planned to be used by the Company or any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company or any of its Subsidiaries (collectively, the “Systems”), are (and after the Closing will continue to be) reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries. There have been no internal or external audits of the Company’s Systems or privacy or security practices in which material exceptions or deficiencies were noted, except as have been resolved without Liability to or other adverse impact upon the Company. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(q)        In the twelve-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to the Company’s or any Subsidiary’s use of the Systems, any customer’s use of the Company’s or any Subsidiary’s products or services, or other material aspects of the operation of the business of the Company or its Subsidiaries. The Company and its Subsidiaries make back-up copies of data and information critical to the conduct of the business of the Company and its Subsidiaries in accordance with best practices in the industry. Except as set forth in Section 3.13(q) of the Seller Disclosure Schedule, the Company and its Subsidiaries have in place and operate according to information security, disaster recovery and business continuity plans, procedures and facilities that are consistent with best practices in the industry. Copies of all current privacy policies, notices, information security programs, backup, disaster recovery and business continuity plans and security incident response plans of the Company and its Subsidiaries have been made available to the Purchaser.

(r)         Except as set forth in Section 3.13(r) of the Seller Disclosure Schedule, each of the Company and its Subsidiaries have (i) complied in all material respects with all applicable Laws and with their own respective published policies and internal policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal data; and (ii) taken commercially reasonable measures to ensure that personal data is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No Person has made any claim or commenced any legal proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personal data by the Company or any of its Subsidiaries, and to the Seller’s Knowledge, there is no reasonable basis for any such claim or legal proceeding.

(s)         Except as set forth on Section 3.13(s) of the Seller Disclosure Schedule, none of the Company or its Subsidiaries has experienced or suspected any material unauthorized access to, use or misuse of, or other breach of security with respect to (i) any software or other Systems or any personal data or other data or information stored or processed thereon or thereby; or (ii) any confidential information in the Company’s or its Subsidiaries’ possession, custody or control.

(t)         The Company and its Subsidiaries have established policies and procedures for responding to, and have complied with any obligations relating to, data subject requests for access, rectification, deletion, portability or objections to processing of personal data or other rights under applicable privacy laws. To extent the Company or any of its Subsidiaries have entered into Contracts with any third parties who are processing personal data on behalf of the Company or any of its Subsidiaries, such third parties are in compliance with such Contracts and all applicable privacy laws.

Section 3.14        Contracts.

(a)         Section 3.14 of the Seller Disclosure Schedule sets forth as of the date hereof an accurate and complete list of each material Contract to which the Company or any Subsidiary is a party or by which the Company or its Subsidiaries or any of its or their respective material properties or assets is bound or affected (each, a “Material Contract”), which:

(i)         contains, or is part of a series of Contracts which contain, aggregate consideration in excess of $100,000;

(ii)        involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company or any Subsidiary;

(iii)       is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness other than accounts receivables and payables in the ordinary course of business;

(iv)       is an employment, management, independent contractor, consulting or similar Contract that requires annual compensation in excess of $100,000 and cannot be terminated on 30 days’ or less notice;

(v)        is a severance or similar Contract pursuant to which the Company or any Subsidiary has continuing obligations in excess of $100,000;

(vi)      is a license or other Contract under which (A) the Company or any Subsidiary has licensed or otherwise granted rights in any material Owned Intellectual Property Rights to any Person or (B) any Person has licensed or sublicensed to the Company or any Subsidiary, or otherwise authorized the Company or any Subsidiary to use, any material Third-Party Intellectual Property Rights;

(vii)      includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any Subsidiary to compete (geographically or otherwise) in any line of business; or

(viii)     is otherwise material to the business, properties, assets or Liabilities of the Company or any Subsidiary or under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Effect.

(b)        The Sellers have delivered to the Purchaser a true, correct and complete copy of each Contract required to be listed in Section 3.14 of the Seller Disclosure Schedule.  Each such Contract is a legal, valid, binding, enforceable obligation of the Company or a Subsidiary and, to the Sellers’ Knowledge, each counterparty, and is in full force and effect except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). None of the Company, any Subsidiary or, to the Sellers’ Knowledge, any other party to any such Contract is in breach or default under, or has provided or received any notice of any intention to terminate, any such Contract.

Section 3.15        Tax Matters.

(a)         Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, the Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, the Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has not requested an extension of time within which to file any Tax Return which has not since been filed.  The Sellers have delivered to the Purchaser complete copies of all Tax Returns of the Company (and their predecessors) for the prior four (4) years.

(b)        Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule, all Taxes that the Company is and has been required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.

(c)         No Tax audits or other Proceedings are pending or being conducted, nor has the Company received any written notice from any Governmental Authority that any such audit or other Proceeding is pending, or, to the Sellers’ Knowledge, threatened or contemplated. There is no claim or assessment pending, or threatened against the Company for any alleged deficiency in Taxes. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

(d)        There are no outstanding (i) powers of attorney affirmatively granted by the Company that are currently in effect concerning any Tax matter or (ii) agreements entered into with any Governmental Authority with respect to Taxes that would have a continuing effect after the Closing Date.

(e)         The Company and each Subsidiary are and have been since its inception, taxable as either a disregarded entity or as a partnership for U.S. federal income Tax purposes.

(f)         The Company (A) has no Liability for the Taxes of any Person as a transferee or successor, by Contract, or otherwise and (B) is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(g)        The Company has not participated in any listed transaction as defined under Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b).

(h)       The Company is not required to include any amount in taxable income, exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Laws) executed on or prior to the Closing Date, (v) any election under Section 108(i) of the Code, or (vi) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(i)         The Company and its Subsidiaries have used the cash method of tax accounting for their entire existence.

(j)         The Company has not filed any disclosure under Code Sections 6662 to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(k)        The Company does not currently hold, and has never held, an interest in a foreign corporation, foreign partnership or other foreign entity (as defined in Section 7701(a) of the Code).

(l)         Except as set forth in Section 3.15(l) of the Seller Disclosure Schedule, the Company has no nexus or is not required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not the Company has a physical presence in such jurisdiction (including any jurisdiction that may subject the Company to taxation in accordance with South Dakota v. Wayfair, Inc., 86 U.S.L.W. 4452 (2018)).

(m)       There are no liens for Taxes upon the assets of any of the Company other than for current Taxes not yet due and payable.

(n)        The Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding provision of state, local or non-U.S. Law.

(o)        The Company has: (i) to the extent applicable, complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(p)        None of the assets of the Company is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar or comparable limitation under state, local or non-U.S. Law.

(q)       The amount of the Estimated Purchase Price to be paid to each Seller and the number of Consideration Shares to be issued to each Rollover Member, as set forth in the Estimated Purchase Price Calculation Statement, have been computed based upon the fair market value of the Membership Interests sold and otherwise transferred to the Purchaser by each Seller.

For purposes of this Section 3.15, the Company shall be deemed to include any Subsidiary or predecessor of the Company, any Person which merged or was liquidated with and into the Company or any of its Subsidiaries or any Person from which the Company or any of its Subsidiaries or Affiliates incurs a Liability for Taxes as a result of transferee Liability.

Section 3.16        Employee Benefit Matters.

(a)         Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Company Plans.  With respect to each Company Plan, the Sellers have delivered to the Purchaser an accurate and complete copy of (i) all plan documents (including all amendments thereto) and summary plan descriptions, (ii) if applicable, Forms 5500 in each of the most recent three plan years, including all schedules thereto, (iii) with respect to any Company Plan that is a pension plan, as defined in Section 3(3) of ERISA (a “Pension Plan”), that meets the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter (or sponsor opinion letter for any prototype or volume submitter plan) issued by the IRS, (iv) all notices, if any, that were given by the Company, any ERISA Affiliate or any Company Plan to the IRS, the United States Department of Labor (the “DOL”) or any participant or beneficiary, pursuant to statute, since January 1, 2018, (v) all notices, if any, that were given by the IRS or the DOL to the Company, any ERISA Affiliate or any Company Plan since January 1, 2018, (vi) any trust documents, funding vehicles and any material third-party Contracts with respect to such Company Plan, and (vi) copies of any written report of any analysis performed with respect to any Company Plan under Section 409A of the Code.

(b)        Neither the Company nor any of its Subsidiaries has established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) Pension Plan subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.  Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Company and its Subsidiaries do not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company or any of its Subsidiaries obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(c)         Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company and its Subsidiaries have performed all of their obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in material compliance with all applicable Laws, including ERISA and the Code.  The Company and its Subsidiaries have complied in all material respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Family Medical Leave Act 1993, the CARES Act of 2020, and the Families First Coronavirus Relief Act (FFCRA) of 2020.  Each Company Plan that provides deferred compensation subject to Section 409A of the Code is in good faith compliance in all material respects with applicable guidance under Section 409A of the Code in form and operation.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan have been timely made or paid in full.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

(d)        No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan. Neither the Company nor any of its Subsidiaries have any Liability to the IRS with respect to any Company Plan. There is no unfunded Liability under any Title IV Plan. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Sellers’ Knowledge, is threatened, which would reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company or any Subsidiary to the DOL, the IRS or any other Person.

(e)         Each Company Plan that is a Qualified Plan has received a favorable determination or may rely upon a sponsor opinion letter from the IRS that it meets the applicable requirements of Section 401(a) of the Code. No event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(f)         Except as set forth in Section 3.16(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not result in the acceleration or creation of any rights of any current or former manager, officer or employee of the Company to payments or benefits or increases in any payments or benefits.

(g)        The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended (together, the “ACA”), and all regulations thereunder.  No material excise tax or penalty under the ACA is outstanding, has accrued, or has arisen with respect to any period prior to the date hereof with respect to any Company Plan. No event has occurred or circumstance exists that would reasonably be expected to give rise to any material excise tax or penalty under the ACA.

Section 3.17        Employment Matters.  Section 3.17 of the Seller Disclosure Schedule sets forth an accurate and complete list as of October 15, 2020 of all employees and independent contractors currently performing services for the Company and its Subsidiaries, along with the position, whether full or part-time, work location (city and state), hire date, and compensation and benefits. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or other Contract with any labor organization representing any of its employees, and there are no labor organizations representing or, to the Sellers’ Knowledge, attempting to represent any employee of the Company or its Subsidiaries.  Since the date of the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has experienced any labor strike, slowdown, lockout, or other work stoppage or labor dispute, nor to the Sellers’ Knowledge is any such action threatened. Subject to the items set forth in Section 3.17 of the Seller Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment matters, including wage and hour Laws, wage payment Laws, leave of absence statutes, paid sick and other leave Laws, workers’ compensation laws, the California Labor Code, immigration Laws, the CARES Act of 2020, the Families First Coronavirus Relief Act of 2020, disability rights, privacy, immigration, occupational health and safety, workers’ compensation, withholding, unemployment compensation, benefits, collective bargaining, fair employment practices, equal employment opportunity, discrimination and other employment activities. Subject to the items set forth in Section 3.17 of the Seller Disclosure Schedule, all employees and independent contractors have been properly classified as employee/contractor, and with regard to overtime exempt status, under all applicable Laws. There is no Proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting the Company or its Subsidiaries relating to the alleged violation by the Company or its Subsidiaries of any Law pertaining to labor relations or employment matters. Since the date of the Interim Balance Sheet, there has been no complaint, claim or charge filed or, to the Sellers’ Knowledge, threatened, against the Company or its Subsidiaries with or by any Governmental Authority responsible for prevention of unlawful employment practices. The Company and its Subsidiaries are in compliance with all provisions of the Worker

Adjustment and Retraining Notification Act or 1988, and the Cal-WARN Act, and have not engaged in any terminations or layoffs sufficient to trigger coverage under either statute. Neither the Company nor its Subsidiaries have plans to undertake any action in the future that would trigger the Worker Adjustment and Retraining Notification Act of 1988.

Section 3.18        Environmental, Health and Safety Matters. The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws and Occupational Safety and Health Laws. In the past five (5) years, neither the Company nor any Subsidiary has received any written notice, report or other information regarding any actual or alleged violation of any Environmental Laws or Occupational Safety and Health Laws, including any investigatory, remedial or corrective obligations relating to the Company, any Subsidiary or any real property or other property or facility currently or previously owned, leased, operated or controlled by the Company or any Subsidiary.  No Hazardous Materials, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Sellers’ Knowledge, has ever been present at any real property or other property or facility currently or previously owned, leased, operated or controlled by the Company or its Subsidiaries.  Neither the Company nor any Subsidiary has treated, stored, disposed of, transported, handled, generated, or released any Hazardous Materials.

Section 3.19        Compliance with Laws and Governmental Authorizations.

(a)         Except as set forth in Section 3.19(a) of the Seller Disclosure Schedule, the Company and its Subsidiaries are in material compliance and in the past two (2) years have complied in all material respects with all applicable Laws or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. Neither the Company nor any Subsidiary has received at any time since the date of the Interim Balance Sheet any written notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization.

(b)        All Governmental Authorizations necessary for the Company and the Subsidiaries to conduct their businesses have been obtained by the Company or the applicable Subsidiaries and are valid and in full force and effect.  Section 3.19(b) of the Seller Disclosure Schedule lists all of the material Governmental Authorizations issued to the Company or any Subsidiary.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization listed in Section 3.19(b) of the Seller Disclosure Schedule.

Section 3.20        Legal Proceedings.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, there are no Proceedings pending or, to the Sellers’ Knowledge, threatened in writing (a) by or against the Company or any Subsidiary or that otherwise relate to or could reasonably be expected to materially affect the business, properties or assets of the Company or any Subsidiary, or (b) against any Seller, the Company or any Subsidiary that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.21        Customers and Suppliers.  Section 3.21 of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and addresses of the Company’s (including its Subsidiaries’) 20 largest customers and five (5) largest suppliers (measured in each case by dollar volume of purchases or sales during the 12-month period ended September 30, 2020) and the dollar amount of purchases or sales which each listed customer or supplier represented during such period.  No customer or supplier so listed has indicated within the past 12 months that it will stop or materially decrease the rate of its transactions, or otherwise materially change its business relationship, with the Company the effect of which, individually or in the aggregate, would have a Material Adverse Effect.

Section 3.22        Insurance.  Section 3.22 of the Seller Disclosure Schedule sets forth an accurate and complete list of all material insurance policies maintained by the Company or its Subsidiaries.  All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms thereof.  To the Sellers' Knowledge, no termination of, or material premium increase has been threatened with respect to, any such policy.

Section 3.23        Related Party Transactions.  Except as set forth on Section 3.23 of the Seller Disclosure Schedule, no Seller, manager, officer, employee or Affiliate of the Company or any Subsidiary (or Affiliate of any such Seller, manager, officer, employee or Affiliate), is a party to any material agreement, Contract, commitment or transaction with the Company or any Subsidiary, other than (i) business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Company or its Subsidiary as would have been obtained by it at the time in a comparable arm’s-length transaction, or (ii)  in the case of employees of the Company or any Subsidiary, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business.

Section 3.24        Export and Economic Sanctions Law Compliance. The Company and its Subsidiaries have at all times conducted its business in accordance with all applicable U.S. export control and economic sanctions laws and regulations, including the Export Administration Regulations and the regulations enforced by the Office of Foreign Assets Control included in 31 CFR Part 500; and all other applicable export control and economic sanctions laws in other countries in which the Company conducts business. Without limiting the foregoing, the Company and its Subsidiaries have obtained all export licenses and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, commodity classifications rulings and filings with any Governmental Authority required for: (i) the export, import, and re-export of products, services, software, and technologies; and (ii) releases of technologies and software to foreign persons located in the United States and abroad (“Export Approvals”);

(a)         The Company and the Subsidiaries are in compliance with the terms of all applicable Export Approvals;

(b)        There are no pending claims or, to the Sellers’ Knowledge, claims threatened against the Company or any Subsidiary with respect to such Export Approvals;

(c)        To the Sellers’ Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or its Subsidiaries’ export transactions that may give rise to any future claims; and

(d)        No Export Approvals for the transfer of export licenses are required to consummate the transactions contemplated by this Agreement, or such Export Approvals can be obtained expeditiously without material cost.

Section 3.25        Anti-Corruption Laws.  Except as set forth in Section 3.25 of the Seller Disclosure Schedule, none of the Company, its Subsidiaries, nor any of its or their respective members, managers, officers, employees or, to the Sellers’ Knowledge, the Company’s or its Subsidiaries’ distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company or any Subsidiary, directly or indirectly, (1) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or any applicable anti-corruption or anti-bribery law that implemented the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions if the

Company or any Subsidiary is currently doing business in the particular OECD country or any other Law applicable to the conduct of business with Governmental Authorities in any country in which Company or any Subsidiary is currently operating (collectively, the “Applicable Anti-Corruption Laws”), (2) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (3) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any commission payment, fee, gift, sample, travel expense or entertainment), or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, including inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his or her influence with a foreign government or an instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients described in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official. The books, records and accounts of the Company and the Subsidiaries have accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. To the Sellers’ Knowledge, there have never been any false or fictitious entries made in the books, records or accounts of the Company or any Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Subsidiary has established or maintained a secret or unrecorded fund.

Section 3.26        CFIUS. Neither the Company nor any Subsidiary produces, designs, tests, manufactures, fabricates, or develops any “critical technologies” as that term is defined in 31 CFR Part 800.

Section 3.27        Brokers or Finders.  Except for fees payable to Silvermark Partners LLC, none of the Sellers, the Company, the Subsidiaries nor any Person acting on behalf of any Seller, the Company or any Subsidiary has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ROLLOVER MEMBERS

Each Rollover Member represents and warrants to the Purchaser, severally and not jointly, that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this ARTICLE 4 are true and correct.

Section 4.1        Accredited Investor. Each Rollover Member is an accredited investor (as defined in Rule 501(a) of the Securities Act) and has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of his decision to acquire the Consideration Shares and is able to bear the economic risk of this investment. The Rollover Members are not acquiring the Consideration Shares as a result of any form of “general solicitation” or “general advertising” (as such terms are used under Rule 502(c) of Regulation D under the Securities Act). The acquisition of the Consideration Shares by each Rollover Member does not contravene any of the applicable securities legislation in the jurisdiction in which the Rollover Member resides.

Section 4.2        Investment Purposes Only. Each Rollover Member is acquiring the Consideration Shares under this Agreement for investment purposes only and not with a view to resale or distribution in violation of United States federal or state securities Laws or applicable Canadian securities Laws.  The Rollover Member is acquiring the Consideration Shares as principal for his own account and not for the account or benefit of anyone other than such Rollover Member.

Section 4.3        Access to Information.  Each Rollover Member acknowledges that he has had the opportunity to ask questions of and receive answers from the Parent regarding his investment in the Consideration Shares and has received all the information regarding the Parent that he has requested. Each Rollover Member acknowledges that he has had the opportunity to review the Parent’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statement and other filings which the Parent has made with the Securities and Exchange Commission and applicable securities commissions in Canada.  Subject to the covenants and other agreements in Article VII, each Rollover Member understands and agrees that there may be material Tax consequences to the Rollover Member under applicable Tax Laws of an acquisition or disposition of the Consideration Shares, and that neither the Parent nor the Purchaser gives any opinion or makes any representation with respect to such Tax consequences to the Rollover Member.

Section 4.4        Restricted Securities. Each Rollover Member understands that the Consideration Shares are restricted securities (as defined in Rule 144 under the Securities Act) and agrees that if he decides to offer, sell, pledge or otherwise transfer the Consideration Shares, he will not offer, sell, pledge or otherwise transfer any of the Consideration Shares, directly or indirectly, unless: (i) the transfer is to the Parent; (ii) the transfer is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities Laws; or (iii) the Consideration Shares are transferred in a transaction that does not require registration under the Securities Act or any applicable state securities Laws or applicable Canadian securities Laws, and, in the case of transfers contemplated by (ii) and (iii) above, the Rollover Member has prior to such transfer furnished to the Parent an opinion of counsel reasonably satisfactory to the Parent. Each Rollover Member acknowledges and agrees that the Consideration Shares are subject to resale restrictions imposed by applicable Canadian securities laws and each Rollover Member is solely responsible for compliance with such resale restrictions.

Section 4.5        Legend. Each Rollover Member understands and acknowledges that, upon issuance of the Consideration Shares, and until such time as such legend is no longer required under the applicable requirements of the Securities Act, applicable U.S. state securities Laws and regulations or applicable Canadian securities Laws, the certificates representing the Consideration Shares will bear legends in substantially the following forms:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO RITCHIE BROS. AUCTIONEERS INCORPORATED (THE “CORPORATION”), (B) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND, IN THE CASE OF (B) OR (C), THE HOLDER HAS FURNISHED TO THE CORPORATION AN OPINION TO SUCH EFFECT

FROM COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION PRIOR TO SUCH TRANSFER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN A MEMBERSHIP INTEREST PURCHASE AGREEMENT ENTERED INTO BY THE CORPORATION, RITCHIE BROS. AUCTIONEERS (AMERICA) INC., ROUSE SERVICES LLC, THE ORIGINAL HOLDER OF THESE SECURITIES, CERTAIN OTHER MEMBERS OF ROUSE SERVICES LLC, AND A REPRESENTATIVE OF THE MEMBERS, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER DATE OF ISSUANCE OF CONSIDERATION SHARES].”

Section 4.6        Residency. Each Rollover Member is not resident in Canada.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

The Purchaser, and, with respect to Section 5.5, Section 5.7 and Section 5.8, the Parent, represent and warrant to the Sellers and the Company that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this ARTICLE 5 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers and the Company concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 5.1        Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.

Section 5.2        Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 5.3        No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate in any material respect the

Governing Documents of the Purchaser, or any resolution adopted by the board of directors or stockholders of the Purchaser, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material properties or assets is otherwise bound or affected, (c) violate in any material respect any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its material properties or assets, or (d) require the Purchaser to obtain any material Consent or Governmental Authorization or make any filing with any Governmental Authority or other Person, except as may be required under the HSR Act, by the Toronto Stock Exchange or New York Stock Exchange or any filings required under applicable securities Laws.

Section 5.4        Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s Knowledge, threatened in writing by or against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. Neither the Parent nor any of its Subsidiaries is the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws. Except with respect to publicly-available comment letters, there has not been during the two years prior to the date of this Agreement, and to the Purchaser’s Knowledge, there is not pending or contemplated, any investigation by the Securities Exchange Commission (the “Commission”) involving the Purchaser or the Parent.

Section 5.5        Consideration Shares. The Consideration Shares will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 5.6        Brokers or Finders. None of the Purchaser, the Parent or any Person acting on their behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 5.7        SEC Reports; Financial Statements. The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.8        Material Changes. Except for the issuance of the Consideration Shares and the other transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Parent or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

ARTICLE 6

COVENANTS

Section 6.1        Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that failure by Purchaser to respond to any request for consent within five (5) Business Days of receiving such request shall be deemed to constitute consent), the Sellers shall, and shall cause the Company and the Subsidiaries to, (x) conduct the business of the Company and the Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries and to preserve the rights, franchises, Intellectual Property Rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or the Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers and the Company shall not, and shall not permit any Subsidiary to do the following except as set forth on Schedule 6.1:

(a)         authorize any amendments to the certificate or articles of formation or operating agreement of the Company or any Subsidiary;

(b)        issue or sell Membership Interests or any equity interests in any Subsidiary;

(c)         acquire an equity interest in, or portion of the assets of, any business or any corporation, partnership or other business organization or division, in an amount valued in excess of $250,000;

(d)        incur any debt or issue any debt securities in an aggregate amount in excess of $250,000;

(e)        Other than as required pursuant to the terms of this Agreement, and other than as may be required by applicable Law or by any applicable Contract (including the terms of any Company Plan) existing on the date hereof, (i) enter into or materially amend any employment or severance agreement with any employees with an annual base salary of at least $100,000 or (ii) enter into or materially amend any pension, retirement, health, life or disability insurance or other employee benefit plan, agreement, trust or other arrangement for the benefit of any employees with an annual base salary of at least $100,000;

(f)         sell, transfer or otherwise dispose of any material assets;

(g)        make any loan to or enter into any other transaction with any of its managers, directors, officers or Key Employees;

(h)        except as may be required as a result of a change in Law or in GAAP, materially change any of the accounting principles or elections, practices or methods used by it;

(i)        enter into any Contract that would be material to the Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business; including entering into any Contract that, had it been in effect on the date hereof, would have been required to be disclosed in the Disclosure Schedule pursuant to Section 3.14;

(j)         terminate or amend, in any manner materially adverse to the Company, any Material Contract;

(k)        enter into any Contract that (i) restrains the ability of the Company or any Subsidiary to compete with or conduct any business, (ii) imposes exclusive dealing obligations, (iii) contains “most favored nations” terms, or (iv) contains a non-solicitation, non-hire clause against the Company or any Subsidiary;

(l)         make any distributions to members or payments to Affiliates, except as required under the terms of any instrument or agreement existing on the date hereof;

(m)       authorize any new capital expenditure or expenditures that individually exceed $100,000 or in the aggregate are in excess of $250,000;

(n)        cancel, terminate or allow to lapse any material insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(o)         voluntarily incur or assume any Liability that would reasonably be expected to have a Material Adverse Effect;

(p)        waive any rights of material value or take any actions with respect to collection practices that would result in any material losses or material adverse changes in collections, whether or not in the ordinary course of business;

(q)        license, sell, transfer or otherwise dispose of the rights to use any material Owned Intellectual Property Rights or disclose trade secrets to a third party other than pursuant to a confidentiality agreement; or

(r)         take or agree in writing or otherwise to take any of the actions described in Section 6.1(a) through Section 6.1(q).

Section 6.2        Access and Investigation.  Prior to Closing, the Sellers and the Company shall provide the Purchaser with reasonable access to the Persons listed on Schedule 6.2. Following the Closing and upon reasonable advance notice to the Purchaser, the Purchaser and its managers, officers, employees, agents, consultants and other advisors and representatives will allow the Sellers full access during normal business hours to, and furnish them with all documents, records, work papers, calculations and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Company and the Subsidiaries as the Sellers may reasonably request to review all matters and documents described in Section 2.3.

Section 6.3        Regulatory Filings.

(a)        The Company and the Purchaser shall use reasonable best efforts to (i) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required by the HSR Act for the transactions contemplated hereby within seven (7) Business Days of the date hereof or such later date as may be agreed by the parties and to provide any additional or supplemental information and documentary material requested  by the FTC and DOJ pursuant to the HSR Act, (ii) with respect to any other Governmental Authority, promptly make any other filings or reports, and submit any information and documentation required for the transactions contemplated hereby, pursuant to any other Antitrust Law, (iii) subject to Section 6.3(c) and Section 6.3(d), cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Law, as applicable, as soon as practicable after the date hereof, and (iv) subject to Section 6.3(c) and Section 6.3(d), avoid any impediment to the consummation of the transactions contemplated hereby under any applicable Laws (including the HSR Act and other Antitrust Law) which would cause the conditions set forth in Section 8.1(a) and Section 8.1(b) not to be satisfied as of the Closing, including using reasonable best efforts to take all such action as may be reasonably necessary to resolve such objections (if any) as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws (including the HSR Act and other Antitrust Law) with respect to the transactions contemplated hereby which would cause the conditions set forth in Section 8.1(a) and Section 8.1(b) not to be satisfied as of the Closing.  If the conditions set forth in Section 8.1(a) and Section 8.1(b) with regards to Antitrust Laws are not satisfied as of the Outside Date, then the Parties shall discuss, in good faith, a mutual agreement to extend the Outside Date if necessary to obtain approval of the transaction under Antitrust Laws. Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Law. The Purchaser shall be responsible for the filing fees payable in connection with the filings described in the first sentence of this Section 6.3.

(b)        The Company and the Purchaser shall: (i) promptly notify each other of any oral or written communication received from any Governmental Authority, and (ii) subject to applicable Law and excluding portions of documents relating to valuation of the Agreement, furnish the other party copies of all correspondence, submissions, and communications (and memoranda setting forth substance thereof) between them and their respective Affiliates on one hand, and any Governmental Authority on the other hand, with respect to this Agreement, including advanced drafts thereof and the reasonable opportunity to comment on them. Except as may be prohibited by any Governmental Authority and applicable Law, each party will consult and cooperate with the other, and will consider in good faith, the views of the other party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. To the extent permitted by any such Governmental Authority, each party will permit authorized representatives of the other party to be present at each meeting or teleconference relating to any investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such investigation or legal proceeding. The Purchaser shall have the sole right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for deciding whether to refile any pre-merger notification, for defending any lawsuit challenging the transactions contemplated hereby, and for leading in all meetings and communications with any Governmental Authority that has authority to enforce the HSR Act or any other Antitrust Law; provided however, that the Purchaser shall consult with the Company and consider in good faith views expressed by the Company and its advisors concerning the foregoing and will not reject any such views without the Purchaser making its counsel available promptly to explain its rationale for such rejection.

(c)         Notwithstanding anything to the contrary contained in this Agreement, nothing shall require the Purchaser to take any action that will require, or be deemed to require, the Purchaser or the Company to take any action described in this Section 6.3(c) that could reasonably be expected to have or result in a Material Adverse Impact, including but not limited to any Material Adverse Impact that would result from (i) disposing or transferring any asset, including those of the Purchaser or the Company; (ii) licensing or otherwise making available to any Person, any technology or other Intellectual Property Rights of the Purchaser or the Company; (iii) holding separate any assets or operations (either before or after the Closing Date) of the Purchaser or the Company; or (iv) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Authority or otherwise) regarding future operations of the Purchaser or the Company’s business to obtain any approval from any Governmental

Authority or to prevent the initiation of any lawsuit by any Governmental Authority under the HSR Act or other Antitrust Law or to prevent the entry of any decree, judgment, injunction (preliminary or permanent), or any order that would otherwise make the Agreement, the transactions contemplated hereby, or any contingent agreements unlawful. “Material Adverse Impact” means any material reduction in the value (including any anticipated economic benefit), measured either individually or in the aggregate, of the Purchaser, the Company or the combined businesses, expected from any of the transactions contemplated by this Agreement.

(d)        Notwithstanding anything to the contrary contained in this Agreement or contingent agreements, the Purchaser shall not be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or other Antitrust Law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, the Purchaser is not required to take any action to contest or resist any such action or proceeding or to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other order repealed, rescinded, or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date.

Section 6.4        No Solicitation of Other Bids.

(a)         The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean, after the Execution Date, any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)        In addition to the other obligations under this Section 6.4, the Sellers shall promptly (and in any event within two Business Days after receipt thereof by the Sellers or their representatives) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)         The Sellers agree that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

Section 6.5        Confidentiality.

(a)         From and after the Closing, each Seller will, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information of the Company  and its Subsidiaries (the “Company Confidential Information”) other than in connection with any dispute hereunder or any Third Party Claim, or, as to each Rollover Member, as contemplated by his Employment Agreement on behalf of Purchaser.

(b)        Each Seller acknowledges that such Company Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense, and that any disclosure or other use of such Company Confidential Information other than for the sole benefit of the Purchaser would be wrongful and would cause irreparable harm to the Purchaser.  The foregoing obligations of confidentiality will not apply to any Company Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by a Seller.

(c)         Each Seller acknowledges that the Purchaser has required that such Seller make the agreements in this Section 6.5 a condition to the Purchaser’s consummation of the transactions contemplated by this Agreement.  Each Seller agrees that the agreements contained in this Section 6.5 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any violation or breach of this Section 6.5 will result in irreparable injury to the Purchaser for which no adequate remedy would exist at Law. Accordingly, in addition to any relief at Law that may be available to the Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, the Purchaser will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that the Purchaser provide any bond or other security).

(d)        In the event that a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Company Confidential Information, such Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section, except as may be reasonably necessary for the performance of this Agreement or any Ancillary Agreement. If, in the absence of a protective order or the receipt of a waiver from the Purchaser, a Seller is, on the advice of counsel, compelled to disclose any Company Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Company Confidential Information to the tribunal; provided, however, that such Seller will use commercially reasonable efforts, at the request of the Purchaser, to obtain or enable the Purchaser to obtain, in each case at the Purchaser’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the Company Confidential Information required to be disclosed as the Purchaser designates.

(e)         To the extent that any Seller (other than the Rollover Members) has not done so prior to the Closing, each such Seller will, immediately following the Closing, surrender to the Company all data, documents, records, data bases, specifications, customer lists, financial reports and all other tangible embodiments of Company Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Company.

Section 6.6        Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser and the Seller Representative may mutually agree unless such announcement is required by applicable Law or the rules and regulation of any securities Laws or regulations or the rules of any securities exchange, in which case, to the extent legally permissible, the Purchaser shall give the Seller Representative prior notice including providing the Seller Representative with a copy of the proposed disclosure in advance and shall insofar as may be reasonably practicable and legally permissible reflect on such disclosure all reasonable comments of Seller Representative. The Purchaser and the Seller Representative will mutually agree with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and with the consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed, the Purchaser has the right to be present for any such communication. Notwithstanding anything to the contrary in this Agreement, the Purchaser may, without the prior written consent of the Sellers or the Company, disclose any information which the Purchaser is required to disclose under applicable securities Laws or stock exchange rules; provided, however, to the extent legally permissible, the Purchaser shall give the Seller Representative prior notice including providing the Seller Representative with a copy of the proposed disclosure in advance and shall insofar as may be reasonably practicable and legally permissible reflect on such disclosure all reasonable comments of Seller Representative.

Section 6.7        Notice of Certain Events.

(a)         From the date hereof until the Closing, the Sellers shall promptly notify the Purchaser in writing of:

(i)         any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)       any Proceedings commenced or, to the Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller, the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.20 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)        From the date hereof until the Closing, the Purchaser shall promptly notify the Seller Representative in writing of:

(i)         any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Purchaser hereunder not being materially true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.3 to be satisfied;

(ii)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)      any Proceedings commenced or, to the Purchaser’s Knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.4 or that relates to the consummation of the transactions contemplated by this Agreement.

(c)         The receipt of information pursuant to this Section 6.7 by the Purchaser or Seller Representative shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Purchaser, the Sellers or the Company in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule or the Purchaser Disclosure Schedule.

Section 6.8        Protective Covenants. In consideration of the completion of the transactions contemplated by this Agreement, the Sellers agree, severally and not jointly, that during the Restricted Period, without the prior written consent of the Company, each Seller shall comply with the terms of this Section 6.8. Each Seller acknowledges that the promises and restrictive covenants such Seller is providing in this Agreement are reasonable and necessary to protect the legitimate interests of the Purchaser in the acquisition of the Company pursuant to this Agreement, including but not limited to the goodwill of the Company. The Parties agree that the provisions of this Agreement shall apply to all parts of the world where the Company or the Purchaser conduct business at any time. Each Seller acknowledges that the Business is national and international, rather than local, in scope. The Parties expressly understand and agree that the noncompetition provisions contained in this Agreement are reasonable, permissible and enforceable pursuant to the provisions of applicable Law.

(a)         Except as provided in the last two paragraphs of this Section 6.8(a), each Seller agrees that during the Restricted Period, such Seller shall not, directly or indirectly, as an owner, member, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, trustee or licensor, or in any other capacity whatsoever of or for provide services to (i) any Person, firm, partnership, company or corporation (other than the Purchaser or any of its Affiliates) (each an “Entity”) that is principally engaged in the Business or (ii) any division, group, Subsidiary or any other subsection of an Entity (each a “Division”) if such Division is principally engaged in the Business (whether or not such Entity is engaged in the Business):

(i)         own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with, or assist in the development efforts of or serve as an advisor to any business that competes with the Business;

(ii)        solicit, or attempt to solicit, the business or patronage of any of the clients, customers or suppliers of the Company, any Subsidiary or the Purchaser in connection with the Business; or

(iii)       lend or allow his name or reputation to be used by or otherwise allow his skill, knowledge or experience to be used by any business that competes with the Company, and Subsidiary or the Purchaser or any of its Subsidiaries with respect to the Business.

Notwithstanding the foregoing, each Seller is permitted to own, individually, as a passive investor, up to a two percent (2%) interest in any publicly traded entity. For purposes hereof, competition with the Company, the Purchaser or any of their Subsidiaries with respect to the Business shall be prohibited in any county in the State of California, each state in the United States and each country in the world where the Company or any Subsidiary conducts business.  In addition, such Seller may work for a Division of an Entity that has another Division engaged in the Business so long as the Entity is not principally engaged in the Business and such Seller does not work in any way for the Division engaged in the Business.

Specifically this Section 6.8 does not limit such Seller from collaboration with competitors of the Purchaser in the form of system integration, certification testing, joint customer deployments, co-marketing activities or any other activity that is in the normal course of business for a company engaged in the Business.

(b)        Each Seller further agrees that during the Restricted Period, such Seller shall not:

(i)         directly or indirectly, personally or through others, solicit (on such Seller’s own behalf or on behalf of any other person, Entity or Division) any employee of the Purchaser or the Company to leave his or her employment with the Purchaser or the Company (provided that the foregoing shall not preclude general solicitations for employment not specifically directed at such employees);

(ii)        directly or indirectly, personally or through others, solicit any person or entity who both is at the time of such solicitation and was at the beginning of the Restricted Period a customer or client of the Purchaser or the Company (a “Customer”) to obtain goods or services from any party other than the Purchaser, the Company, or its or their Affiliates, or otherwise intentionally interfere with the relationship of the Purchaser or the Company with any Customer.

(c)         The covenants contained in this Section 6.8 shall be each construed as a series of separate covenants, one for each county, city, state and country of any geographic area where any business is carried on by Parent.  Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in Section 6.8(a) or Section 6.8(b), as the case may be.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(d)        Each Seller acknowledges that the restrictions set forth in this Agreement are reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate business interests of the Purchaser, which include but are not limited to, the Company’s trade secrets and other valuable confidential business information related to the Business, its substantial relationships with prospective or existing customers and suppliers related to the Business, and the goodwill associated with the Business. Each Seller hereby acknowledges and recognizes that the enforcement of any of the provisions in this Agreement may potentially interfere with such Seller’s ability to pursue certain areas of employment. Each Seller recognizes and agrees that the enforcement this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Purchaser and the Company.

Section 6.9        Non-Disparagement. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or any Subsidiary from maintaining the same business relationship with the Company or Subsidiary after the Closing as the Company or Subsidiary maintained prior to the Closing.

Section 6.10        Employment Arrangements.  Except with respect to Scott Rouse and to individuals who enter into employment agreements with the Purchaser, or an Affiliate of the Purchaser, with respect to post-Closing employment, for a period of one (1) year following the Closing Date, the Purchaser agrees that the Company shall continue to provide each employee who was employed by the Company immediately prior to the Closing Date, including any such employee on vacation or a leave of absence, and who remains employed by the Company or the Purchaser or an Affiliate of the Purchaser after the Closing Date (each, a “Continuing Employee”) (i) the same base salary or base hourly wage rate as in effect for such Continuing Employee immediately prior to the Execution Date, and (ii) target bonus opportunity, or target commission opportunity and (iii) employee benefits, such that (ii) and (iii) taken together as a whole, are not materially less favorable than those provided to the Continuing Employee immediately prior to the Closing Date (except that, in each case, the Purchaser shall not be obligated to provide any equity compensation, profits interests or similar compensation); provided, however, that the Purchaser may terminate employment of any Continuing Employee for valid business reasons, after consulting with the Company’s management, or for cause following the Closing.

The provisions of this Section 6.10 are solely for the benefit of the parties hereto and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 6.10, whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any Company Benefit Plan; (ii) shall alter or limit the ability of the Purchaser, the Company or any of their Affiliates to amend, modify or terminate any Company Benefit Plan or other benefit plan, program, agreement or arrangement of the Purchaser; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 6.11        Stock Exchange Listing. The Parent shall use reasonable best efforts to cause the Consideration Shares to be (i) conditionally approved for listing by the Toronto Stock Exchange, subject to satisfaction of the conditions contained in the conditional approval letter, and (ii) approved for listing by the New York Stock Exchange, prior to the Closing.

Section 6.12        PPP Loan. Prior to Closing, the Company shall (1) notify CNB of the anticipated change in ownership of the Company, including delivery of a fully executed copy of the Agreement, (2) deposit an amount (the “CNB Escrow Amount”) equal to the then outstanding aggregate principal amount of the PPP Loan, plus all accrued and unpaid interest thereon, into an escrow account with CNB (the “CNB Escrow”), and (3) deliver an application (the “Forgiveness Application”) to seek forgiveness of some or all of the PPP Loan in accordance with the then applicable requirements of the CARES Act. After the Closing, the Purchaser shall, and shall cause the Company to, promptly inform and deliver to the Seller Representative any and all material communications received from any Governmental Authority or lender in respect of the PPP Loan and shall not initiate any communications with any Governmental Authority or lender in respect of the PPP Loan without the prior written consent of the Seller Representative.  The Purchaser will not cause the Company to amend or withdraw the Forgiveness Application following the Closing, except upon the written request of the Seller Representative.

Section 6.13        Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE 8.

Section 6.14        Further Assurances.  Subject to the other express provisions of this Agreement, upon the reasonable request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 6.15        Control of Operations.  Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Business prior to the Closing and (b) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operation of the Business.

Section 6.16        Parent Guaranty. The Parent hereby unconditionally and irrevocably guarantees (the “Parent Guaranty”), by way of an independent obligation to the Sellers (i) the due, prompt and faithful performance by the Purchaser of all undertakings, obligations, required acts and performances of the Purchaser to the Sellers under or arising out of this Agreement and the Ancillary Agreements; and (ii) the due and punctual payment of all amounts due and payable by the Purchaser to the Sellers under or arising out of this Agreement and the Ancillary Agreements after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement and the Ancillary Agreements (the “Guaranteed Obligations”). The Parent guarantees as principal obligor and not as surety the prompt performance and payment of all Guaranteed Obligations, this being a guarantee of payment and not a guarantee of collection. This Parent Guaranty is not contingent upon the pursuit by the Sellers of any rights or remedies against the Purchaser, such pursuit being hereby waived by the Parent. This Parent Guaranty shall be binding upon all successors and assigns of the Parent.

Section 6.17        Information and Reports.  Upon the request of any Rollover Member, the Purchaser shall furnish to any Rollover Member so long as such Rollover Member owns Consideration Shares, promptly upon request, a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed or furnished by the Parent as such Rollover Member may reasonably request in connection with the sale of Consideration Shares without registration. Upon the request of any Rollover Member, and subject to the receipt of an opinion of counsel as contemplated by Section 4.4 and Section 4.5, the Purchaser shall cooperate with such Rollover Member to facilitate the timely preparation and delivery of certificates representing the Consideration Shares free of any restrictive legends to the extent permitted under Section 4.4 and Section 4.5.

Section 6.18        Termination of Certain Guaranties. Purchaser and Parent acknowledge that in the course of the conduct of the business of the Company, Scott Rouse has entered into arrangements in which guarantees were issued by him to support or facilitate business transactions of the Company (the “Credit Support Arrangements.”) The Parties agree that the Credit Support Arrangements are not intended to continue after the Closing. In order to obtain the release of Scott Rouse from any such Credit Support Arrangements at the Closing, Purchaser, and to the extent applicable, the Company and Parent will take all reasonably necessary actions to effect the termination of such Credit Support Arrangements.

ARTICLE 7

CERTAIN TAX MATTERS

Section 7.1        Tax Matters and Tax Returns.

(a)         The parties intend for the purchase of the Membership Interests contemplated by this Agreement to be treated as a transaction governed by Rev. Rul. 99-6, 1999-1 C.B. 434 (Situation 2), with the Sellers being treated as having sold their Membership Interests, and the Purchaser being treated as acquiring all of the Company’s assets, in exchange for the Purchase Price (as adjusted pursuant to Section 2.3 and ARTICLE 7) plus the Liabilities of the Company.

(b)        The parties shall allocate the Purchase Price (plus the Liabilities of the Company and the Subsidiaries) among the assets of the Company and the Subsidiaries in accordance with Section 1060 of the Code. As soon as reasonably practicable following the Closing, but not later than 60 days thereafter, the Purchaser shall prepare an allocation of the Purchase Price (plus the Liabilities of the Company and the Subsidiaries) among the assets of the Company and the Subsidiaries (the “First Allocation”), which the Purchaser shall deliver to the Seller Representatives. The Purchase Price Allocation shall not allocate more than $1,000,000 of the Purchase Price to the covenants contained in Section 6.8. On or prior to the 30th day following the Purchaser’s delivery of the First Allocation, the Seller Representative may give the Purchaser written notice stating his objection to the First Allocation. If the Seller Representative notifies the Purchaser of such an objection, then the Purchaser shall engage a nationally recognized valuation firm mutually acceptable to the Purchaser and the Seller Representative, with each of the Purchaser and the Seller Representative bearing one-half of the expense. The Seller Representative shall be permitted to meet with such valuation firm to address his objections to the First Allocation. The Purchaser shall deliver such valuation firm’s purchase price allocation (the “Second Allocation”) to Seller Representative within five days of receipt. Within 10 days of the Seller Representative’s receipt of the Second Allocation, the Seller Representative shall notify the Purchaser of the Seller Representative’s acceptance of either the First Allocation or the Second Allocation, and such allocation as accepted by the Seller Representative shall be final, conclusive and binding on the parties and shall be referred to as the “Purchase Price Allocation.” The parties shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation and this Section 7.1, and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation or this Section 7.1 unless required to do so by applicable Law.  If the Purchase Price is adjusted in any manner as provided in this Agreement, the Purchase Price Allocation shall be adjusted as set forth in the Purchase Price Allocation schedule.

(c)         The parties acknowledge and agree that the Consideration Shares are being paid by the Purchaser to the Rollover Members solely in exchange for the Rollover Members’ sale to the Purchaser of a portion of their respective Membership Interests in the Company. The parties further acknowledge and agree that Consideration Shares are being issued to the Rollover Members subject to the Restrictions described in Section 2.6 to protect the business value of the Company being acquired by the Purchaser. Each of the Rollover Members shall file elections under Section 83(b) of the Code with the IRS with respect to the Consideration Shares within twenty (20) days of the Closing Date confirming that the issuance of the Consideration Shares does not constitute the receipt of any ordinary income under Section 83 of the Code. The Rollover Members shall provide written evidence to the Purchaser of the filing of such election with the IRS within twenty (20) days of the Closing Date. The Purchaser and the Rollover Members will take all positions consistent with, and shall not take any position inconsistent with, on all financial statements, Tax Returns, and otherwise, the Rollover Members’ receipt of the Consideration Shares constituting long-term capital gains (subject to any ordinary income treatment required under applicable partnership related Tax rules) on the Closing Date and shall further take all commercially reasonable efforts to otherwise confirm such treatment.  If the IRS successfully asserts upon audit and after any related tax contest, that the receipt of the Consideration Shares constitutes ordinary income to any or all of the Rollover Members due to the Restrictions described in Section 2.6 (a “Tax Determination”), the Purchaser, promptly following a demand from a Rollover Member, shall pay an amount to such Rollover Member equal to: (i) the additional Taxes owed, plus all penalties and interest thereon by such Rollover Member as a result of the IRS successfully asserting that the receipt of the Consideration Shares constituted ordinary income, not long-term capital gains; plus (ii) any reasonable and documented out-of-pocket costs and expenses, including, without limitation, legal and other professional fees and costs, incurred by such Rollover Member in connection with such Rollover Member or the Purchaser, if it so opts pursuant to Section 7.4(b), contesting or resulting from the Tax Determination (with all such payments under clauses (i) and (ii) above made on an After Tax Basis).

(d)        The Sellers shall prepare and file (or cause to be prepared and filed), at Seller’s expense, on a timely basis all Tax Returns of the Company and each of its Subsidiaries for taxable periods ending on or before the Closing Date that are initially due (including extensions) after the Closing Date.  Such Tax Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Company or such Subsidiary, as applicable, to the extent such accounting methods comply with applicable Law.  The Purchaser shall cause the Company and its Subsidiaries to provide the Sellers and their representatives with access to the books and records of the Company and its Subsidiaries reasonably necessary during normal working hours to prepare such Tax Returns.  The Sellers (i) will submit all such Tax Returns and any requested work papers to the Purchaser for its review at least 30 days prior to filing and shall make any revisions reasonably requested by the Purchaser to the extent such revisions comply with applicable Law and are consistent with and utilize the accounting methods utilized by the Company on  its prior Tax Returns and (ii) will, promptly after filing, forward to the Purchaser a complete copy of such filed Tax Returns and proof of payment of the subject Taxes; provided, however, that the Purchaser shall pay any accrued or reserved Taxes taken into account in determining the Final Closing Net Working Capital as provided in Section 7.2(a). In the event that Sellers fail to prepare and file or cause to be prepared or filed any Tax Return they are required to file pursuant to this Section 7.1(d), the Purchaser shall have the right, but not the obligation, to prepare and file such Tax Returns at Sellers’ expense.

(e)         The Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company and its Subsidiaries for all taxable periods ending after the Closing Date (as well as any Tax Returns for taxable periods ending on or before the Closing Date that it elects to file under Section 7.1(d)).

Section 7.2        Payment of Taxes.

(a)         To the extent that Taxes of the Company and its Subsidiaries for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Article 7 and any Taxes assessed after the Closing with respect to taxable periods or portions of periods through the Closing Date) are accrued or expressly reserved for as current Liabilities in line items on the Closing Balance Sheet and taken into account in determining the Final Closing Net Working Capital, the Purchaser will pay or cause to be paid such Taxes.  To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so reflected as current Liabilities on the Closing Balance Sheet and not taken into account in determining the Final Closing Net Working Capital, the Sellers will pay all such Taxes.  Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 7.3. All Company level Taxes arising from the Employee Closing Payments will be pre-Closing Tax Liabilities to be paid by the Sellers.

(b)        In the case of Tax Returns filed by the Purchaser under this ARTICLE 7 and as to which the Purchaser expects payment from the Sellers, the Purchaser may elect to deliver the pertinent Tax Return to the Sellers and inform the Sellers of any amounts due from the Sellers at least ten days prior to the due date of the pertinent Tax Return and the Sellers will pay such amounts to the Purchaser in immediately available funds at least two Business Days prior to the due date of the Tax Return.  In the case of any Tax Returns filed by the Sellers, the Sellers will pay the amount of Taxes due with respect to such Tax Returns (with the Purchaser being required to supply any amounts payable by the Purchaser by the due date of the subject Tax Return).

Section 7.3        Tax Apportionment. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (the “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a)         in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 7.7), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b)        in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any of its Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 7.4        Tax Proceedings.

(a)         After the Closing Date, each Rollover Member shall notify the Purchaser in writing within ten (10) days of the receipt of any proposed assessment or the commencement of any Tax audit or other administrative or judicial proceeding or of any demand or claim that relates to the Tax treatment or characterization of the receipt of the Consideration Shares by such Rollover Member (a “Rollover Member Tax Proceeding”), and the Purchaser shall notify the Sellers in writing within fifteen (15) days of the receipt of any proposed assessment or the commencement of any Tax audit or other administrative or judicial proceeding or of any demand or claim that relates to the Taxes of the Company or any Subsidiary for any taxable periods or portions of taxable periods through the Closing Date (a “Company Tax Proceeding”, and together with a Rollover Member Tax Proceeding, a “Tax Proceeding”). Any such notice shall contain factual information describing any such Tax Proceeding in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax Proceeding; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder (including any payment obligations pursuant to Section 7.1(c), except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)        In the case of any Rollover Member Tax Proceeding, the Purchaser shall have the right, at the Purchaser’s sole expense, to control the conduct and defense of such Tax Proceeding (but only to the extent the Purchaser conducts the defense of such Rollover Member Tax Proceeding actively, diligently and in good faith); provided, that if the Purchaser is entitled to control such Rollover Member Tax Proceeding pursuant to the foregoing sentence, each applicable Rollover Member shall have the right, at such Rollover Member’s sole expense and not subject to the indemnity provided in Section 7.1(c), to participate in (but not control) such Rollover Member Tax Proceeding and the Purchaser shall not settle such Rollover Member Tax Proceeding without the written consent of the applicable Rollover Member, which such consent shall not be unreasonably withheld, delayed conditioned.

(c)         In the case of any Company Tax Proceeding, the Sellers shall have the right, at the Sellers’ sole expense, to control the conduct of such Company Tax Proceeding (but only to the extent the Sellers conduct the defense of such Company Tax Proceeding actively, diligently and in good faith); provided, that if the Sellers are entitled to control such Company Tax Proceeding pursuant to the foregoing sentence, the Purchaser shall have the right, at the Purchaser’s sole expense, to participate in (but not control) such Company Tax Proceeding and the Sellers shall not settle such Company Tax Proceeding without the written consent of the Purchaser, which such consent shall not be unreasonably withheld, delayed or conditioned. In the event the Company is subject to a final partnership adjustment for any taxable periods or portions of taxable tax periods through the Closing Date, such adjustment shall be taken into account by the former partners of the Company pursuant to Section 6241(7) of the Code or the Company shall make or cause to be made an election under Section 6226 of the Code with respect to such adjustment, each as applicable.

Section 7.5        Cooperation. The Sellers and the Purchaser shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to Section 7.1 and any Tax Proceeding. Such cooperation may include signing Tax returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making themselves or their employees available on a mutually convenient basis to provide additional information and explanation of any material or information provided hereby.  The Purchaser (after the Closing) shall retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries, and will cause the Company and its Subsidiaries to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries, relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and shall abide by all record retention agreements entered into with any Governmental Authority.  The Purchaser agrees to give the Seller Representative reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the Seller Representative so request, the Purchaser shall allow the Seller Representative to take possession of such books and records.

Section 7.6        Amended Tax Returns; Tax Elections; Other Tax Matters. The Sellers will not, and will not cause or permit the Company to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed): (i) make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Company, any of its Subsidiaries, or the ownership of any capital equity of the Company, if such election could result in the Purchaser or any of its Affiliates being liable for any amounts, including under this Agreement or to any Governmental Authority in respect of Taxes; (ii) file, or allow to be filed, any amended Tax Return of the Company or any of its Subsidiaries for any taxable periods or portions of taxable periods beginning before the Closing Date through the Closing Date, unless otherwise required by applicable Law, if such amendment could result in the Purchaser or any of its Affiliates being liable for any amounts, including under this Agreement or to any Governmental Authority in respect of Taxes; or (iii) apply to any Governmental Authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company or any of its Subsidiaries in relation to any act, matter or transaction that occurred on or before the Closing Date or that relates to any taxable periods or portions of taxable periods beginning before the Closing Date through the Closing Date. The Purchaser will not, without the prior written consent of the Seller Representative (which consent will not be unreasonably withheld, conditioned or delayed) cause or permit the Company, or any of its Subsidiaries, to (i) file (other than in accordance with Section 7.1(d)) or amend any Tax Return that relates in whole or in part to any taxable period that begins before the Closing Date, (ii) make any election that has retroactive effect to any taxable period that begins before the Closing Date, (iii) voluntarily approach any taxing authority regarding taxable periods or portions thereof of the Company ending on or prior to the Closing Date, if such amendment or election could result in the Sellers being liable for any amounts, including under this Agreement or to any Governmental Authority in respect of Taxes (each a “Restricted Tax Action”). The Rollover Members will not, and will not cause any Person to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed): (i) make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the receipt of the Consideration Shares other than an election pursuant to Section 83(b) as provided herein; (ii) file, or allow to be filed, any amended Tax Return of such Rollover Member for the Tax period that amends the Tax treatment of the receipt of the Consideration Shares, if such amendment could result in the Purchaser or any of its Affiliates being liable for any amounts, including under this Agreement or to any Governmental Authority in respect of Taxes; or (iii) apply to any Governmental Authority for any binding or non-binding opinion, ruling, or other determination with respect to, or that relates to, such Rollover Member’s receipt of the Consideration Shares.

Section 7.7        Transactional Taxes.  Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Governmental Authority in connection with the transactions contemplated by this Agreement, and any applicable filing expenses, will be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers, pro rata based on their respective share of the Purchase Price.  The Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

Section 7.8        Tax Refunds.  Except to the extent reflected as an asset in the final calculation of Final Closing Net Working Capital, the Sellers will be entitled to any Tax refunds of the Company and its Subsidiaries that are received by the Purchaser, the Company or a Subsidiary (in each case, including any amounts credited against Tax) to which the Purchaser, the Company or a Subsidiary, as applicable, become entitled in any post-Closing Taxable period, but excluding any Tax refunds related to any carryback of losses attributable to a post-Closing taxable period, that relate to any pre-Closing taxable period.  In determining the portion of a Tax refund or credit relating to a pre-Closing taxable period, any refund of Taxes relating to a Straddle Period shall be equitably apportioned between the portion of such Straddle Period ending on the Closing Date and that portion of such Straddle Period beginning on the day after the Closing Date in accordance with the principles set forth in Section 7.3.  The Purchaser will pay over to the Sellers, pro rata based on their respective share of the Purchase Price, any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1        Conditions to the Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)         The filings of the Purchaser and the ultimate parent entity of the Company pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)         The Consideration Shares shall have been (i) conditionally approved for listing by the Toronto Stock Exchange, subject to satisfaction of the conditions contained in the conditional approval letter, and (ii) approved for listing by the New York Stock Exchange.

Section 8.2        Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser's waiver, at or prior to the Closing, of each of the following conditions:

(a)         Other than the Seller Fundamental Representations, the representations and warranties of the Company and the Sellers contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Sellers and the Company contained in the Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)        The Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date.

(c)         The Sellers and the Company shall have delivered fully executed invention assignment agreements and non-disclosure agreements, in forms reasonably satisfactory to the Purchaser, from the Persons listed on Schedule 8.2(c).

(d)        The Company shall have either (i) obtained the consent of CNB and, if required, the SBA, under the PPP Loan with respect to the transactions contemplated by this Agreement, or (ii) repaid the PPP Loan in full.

(e)        From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)         The items deliverable pursuant to Section 2.5(a) shall have been delivered to the Purchaser.

(g)        The Purchaser shall have received a certificate, dated the Closing Date and signed by the manager of the Company, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(h)        The Sellers shall have delivered to the Purchaser such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.3        Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)         Other than the representations and warranties of the Purchaser contained in the Purchaser Fundamental Representations, the representations and warranties of the Purchaser contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)        The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.

(c)         The items deliverable pursuant to Section 2.5(b) shall have been delivered to the Sellers.

(d)        The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(e)        The Sellers shall have received a certificate of a duly authorized officer of the Purchaser certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the authorized officers of the Purchaser authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

(f)         The Purchaser shall have delivered to the Sellers cash in an amount equal to the Estimated Purchase Price, less the Escrow Amount, the amount of the Employee Closing Payments and the value attributed to the Consideration Shares, by wire transfer in immediately available funds, to the account or accounts designated in the Estimated Purchase Price Calculation Statement.

(g)        The Purchaser shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount.

(h)        The Purchaser shall have delivered to the Rollover Members evidence of the issuance of certificates representing the Consideration Shares.

(i)        The Purchaser shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Estimated Purchase Price Calculation Statement.

(j)        The Purchaser shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding indebtedness as set forth on the Estimated Purchase Price Calculation Statement.

(k)        The Purchaser shall have delivered a portion of the Estimated Purchase Price in the amount of the Employee Closing Payments to the applicable payroll accounts of the Company.

(l)         The Purchaser shall have delivered to the Seller Representative such other documents or instruments as the Seller Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 9

TERMINATION

Section 9.1        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)         By mutual agreement of the Purchaser and the Sellers;

(b)        By either the Purchaser or the Seller Representative, by giving written notice to the other Party, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, including pursuant to (x) the HSR Act or (y) 31 CFR Part 800 (the CFIUS regulations), or (ii) any Governmental Authority shall institute any Proceeding challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement;

(c)         By the Purchaser, (i) if Sellers or the Company have breached or failed to perform any of its covenants or other agreements contained in this Agreement required to be complied with by them, which breach or failure to perform would give rise to the failure of a condition set forth in Article 8 or (ii) there exists a breach of or inaccuracy in a representation or warranty of Seller or the Company contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2, and in the case of either (i) or (ii) above, such breach or failure is not cured within 15 days after receipt of written notice thereof or is incapable of being cured by the Sellers or the Company before the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Purchaser is then in material breach of this Agreement;

(d)        By the Sellers, (i) if the Purchaser has breached or failed to perform any of its covenants or other agreements contained in this Agreement required to be complied with by it, which breach or failure to perform would give rise to the failure of a condition set forth in Article 8 or (ii) there exists a breach of or inaccuracy in a representation or warranty of the Purchaser contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.3, and in the case of either (i) or (ii) above, such breach or failure is not cured within 15 days after receipt of written notice thereof or is incapable of being cured by the Purchaser before the Outside Date; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Sellers are then in material breach of this Agreement;

(e)         By the Sellers by giving written notice to the Purchaser, if the Closing shall not have occurred on or before the Outside Date, and, as of the Outside Date, all of the conditions precedent set forth in Section 8.1 and Section 8.2 are satisfied, except for those conditions that, by their nature, are to be satisfied at the Closing (but were capable of being satisfied as of the Outside Date if the Closing were to occur on the Outside Date); or

(f)         by the Purchaser, by giving written notice to the Seller Representative, if the Closing shall not have occurred on or before the Outside Date (or such later date as the Purchaser and the Seller Representative may mutually agree) by reason of the failure of any condition precedent under Section 8.2 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant of the Purchaser contained in this Agreement or the Purchaser’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by the Purchaser that has the effect of delaying the Closing).

Section 9.2        Effect of Termination.

(a)         If this Agreement is validly terminated by the Sellers pursuant to Section 9.1(b) or Section 9.1(e), then the Purchaser shall pay to the Company a fee of $13,750,000, such payment to be made within 30 days of termination or the Outside Date, as applicable. Such fee shall be the sole and exclusive remedy of the Company and the Sellers in lieu of any other relief, right or remedy, at Law or in equity, to which the Company or the Sellers might otherwise be entitled.  The Purchaser and the Sellers agree that such fee is a reasonable estimate of the Sellers’ and the Company’s damages and not a penalty.

(b)        In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and, except as otherwise provided in Section 9.2(a), there shall be no Liability or obligation on the part of any Party or their respective officers, directors, stockholders or Affiliates, except for any breach of this Agreement prior to such termination.

ARTICLE 10

INDEMNIFICATION

Section 10.1        Indemnification by the Sellers.  Subject to the limitations expressly set forth in Section 10.5 and Section 10.6, the Sellers shall severally and not jointly indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Company) and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)         any inaccuracy in or breach of any representation or warranty of any Seller or the Company contained in this Agreement, the Escrow Agreement or in any certificate or instrument delivered by or on behalf of any Seller or the Company pursuant to this Agreement but specifically excluding the Employment Agreements;

(b)        any nonperformance or other breach of any covenant or agreement of any Seller or the Company contained in this Agreement;

(c)        except to the extent accrued or expressly reserved for as current Liabilities in line items on the Closing Balance Sheet and taken into account in determining the Final Closing Net Working Capital (i) any Taxes of the Company, any of its Subsidiaries, or the Sellers (except, with respect to the Rollover Members, as expressly provided in Section 7.1(c)) with respect to taxable periods ending on or before the Closing Date, (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of the Company or any of its Subsidiaries which are allocable, pursuant to Section 7.3, to the portion of such period ending on the Closing Date, (iii) any Taxes relating to any member of an affiliated group with which the Company or any of its Subsidiaries has filed a Tax Return on a consolidated, combined or unitary basis, and (iv) any Taxes of any Person (other than the Company) for which the Company or any of its Subsidiaries may be liable as a transferee or successor, by contract, agreement or otherwise, in each instance to the extent such Taxes arose during the taxable periods or portions thereof ending on or prior to the Closing Date, in each case to the extent that such Taxes did not result from a Restricted Tax Action which was not consented to by the Seller Representative;

(d)        any Indebtedness of the Company or any of its Subsidiaries existing prior to the Closing that is not fully extinguished prior to or as of the Closing which, for the avoidance of doubt, shall not include items (i)(1) through (4) in the definition of Indebtedness which pursuant to Section 10.12 Purchaser and Parent have jointly and severally agreed to indemnify, defend and hold harmless the Released Parties against any claims, actions and Liabilities related thereto;

(e)         after determination by the SBA of whether the Indebtedness under the PPP Loan or any portion thereof is forgivable under the CARES Act, any PPP Loan Non-Forgiven Amount in excess of the sum of any amounts paid to the Purchaser pursuant to Section 2.5(f);

(f)         the allocation of the Estimated Purchase Price in accordance with the Member Allocation Schedule;

(g)        the Employee Closing Payments; and

(h)        any Liability of the Company or the Subsidiaries arising from or relating to their lack of a written cafeteria plan, in accordance with Section 125 of the Code, prior to Closing.

For the purposes of this Section 10.1 any inaccuracy in, or breach of any representation or warranty by any Seller or the Company shall be determined without regard to any reference to materiality, Material Adverse Effect or similar qualifications.

Section 10.2        Indemnification by the Purchaser.

(a)         Subject to the limitations expressly set forth in Section 10.5 and Section 10.6, the Purchaser will indemnify and hold harmless the Sellers from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Sellers directly or indirectly arising out of, relating to or resulting from any of the following:

(i)         any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement; and

(ii)        any nonperformance or other breach of any covenant or agreement of the Purchaser or the Company (solely with respect to covenants to be performed after the Closing Date) contained in this Agreement.

(b)        The Purchaser will also indemnify and hold harmless the Rollover Members as provided in Section 7.1(c) (the “Rollover Member Indemnity”).  For the avoidance of doubt, the Rollover Member Indemnity shall (x) survive until the expiration of the applicable statute of limitations for assessment by a Governmental Authority against each applicable Rollover Member and (y) not be subject to the limitations set forth in Section 10.6.

For the purposes of this Section 10.2 any inaccuracy in, or breach of any representation or warranty by the Purchaser shall be determined without regard to any reference to materiality, Material Adverse Effect or similar qualifications.

Section 10.3        Claim Procedure.

(a)         A party that seeks indemnity under this ARTICLE 10 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description with reasonable detail and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party and the method of computation thereof, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party is thereby materially prejudiced. For purposes of this ARTICLE 10, the Seller

Representative, as representative of the Sellers, shall receive all notices and take all actions on behalf of the Sellers.

(b)        Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. During such 30 day period, the Indemnifying Party and its professional advisors shall have the opportunity to investigate the matter or circumstance alleged to give rise to the Claim Notice, and whether and to what extent any amount is payable in respect of the Claim Notice and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonably requested information in the possession of the Indemnified Party with respect to such Claim Notice upon prior written notice and during normal business hours as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party fails to so respond within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.

(c)         If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this ARTICLE 10 and the Escrow Amount remains in the Escrow Account, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(d)        If, within 30 days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification for the Losses described in the Claim Notice (an “Objection Notice”), then the dispute may be resolved by any legally available means consistent with the provisions of Section 11.11.

(e)         Any indemnification payment pursuant to this ARTICLE 10 will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party, and will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 10.3 if a written response has not been timely delivered in accordance with Section 10.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final judgment of a court having jurisdiction over such proceeding as permitted by Section 11.11 if a written response has been timely delivered in accordance with Section 10.3(b).

Section 10.4        Third Party Claims.

(a)         If any Indemnified Party receives notice of a claim or demand, whether or not involving a Proceeding, by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will promptly (and in any event within 30 days following the earlier of receipt of notice of such Third Party Claim or the Indemnified Party’s awareness of such action) give the Indemnifying Party a Claim Notice. Such Claim Notice will describe the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party with such other information with respect thereto as the Indemnifying Party may reasonably request. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party is thereby materially prejudiced.

(b)        Within 30 days after the Indemnifying Party’s delivery of a Claim Notice under this Section 10.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the

Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)         acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to and subject to the limitations in this ARTICLE 10 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)        retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

However, if the Sellers are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, (C) in which the Purchaser Indemnified Party reasonably concludes that the Indemnifying Party and the Purchaser Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim or (D) in which the outcome of any judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement (collectively, clauses (A) – (D), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)         If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 10.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d)        If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party will not consent to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the Indemnifying Party, which consent the Indemnifying Party will not unreasonably withheld or delayed. All amounts paid or payable under such settlement or judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this ARTICLE 10. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party and the Indemnifying Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim effected without its consent.

Section 10.5        Survival. All representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement (but specifically excluding the Employment Agreements) will survive the Closing, for a period of 12 months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.15 (Tax Matters) will survive until 90 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provision, taking into account any tolling periods or extensions, and (ii) the Seller Fundamental Representations and Purchaser Fundamental Representations will survive for a period of 24 months from the Closing Date. Fraud claims shall survive until 90 days after the expiration of the applicable statute of limitations, taking into account any tolling periods or extensions. In addition, notwithstanding the foregoing, any claims for indemnification for which a Claim Notice has been delivered by the Person seeking indemnification to the Person from whom indemnification is sought before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.  All covenants and agreements contained in this Agreement shall survive in accordance with their respective terms or until the expiration of the applicable statute of limitations, as applicable at which point they shall terminate.

Section 10.6        Limitations on Liability.

(a)         With respect to the Sellers’ indemnification obligations, notwithstanding anything to the contrary set forth in this Agreement:

(i)         Except in the case of fraud or a breach of a Seller Fundamental Representation, the Sellers shall not have any obligation to indemnify any Purchaser Indemnified Party under Section 10.1(a) unless and until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 10.1(a) exceeds $1,168,750 (the “Deductible Amount”), whereupon the Purchaser Indemnified Party shall be entitled to receive the aggregate amount of Losses from the first Dollar, regardless of the Deductible Amount;

(ii)        Except in the case of fraud or a breach of a Seller Fundamental Representation or of the representations and warranties contained in Section 3.15, and subject to the other limitations in this Section 10.6, in no event shall the cumulative indemnification obligations of the Sellers under Section 10.1(a) in the aggregate exceed $10,000,000 (the “Cap”) and in no event shall the indemnification obligations of each Seller under Section 10.1(a) exceed such Seller’s pro rata percentage of the amount of Losses that would otherwise be subject to indemnification pursuant to Section 10.1(a) (in each case based on the applicable percentage of the Estimated Purchase Price to which such Seller is entitled as set forth on the Member Allocation Schedule.

(b)        Subject to the other limitations set forth herein, with respect to any Losses suffered by any Purchaser Indemnified Party that would be subject to Section 10.1(a), if any portion of such Losses is not expressly excluded by the terms of the R&W Insurance Policy, then such Purchaser Indemnified Party shall use reasonable best efforts (which shall not include the obligation to commence litigation) to recover such portion under the R&W Insurance Policy prior to receiving payment for any claim against the Sellers hereunder for such portion; provided, that, for the avoidance of doubt, the Purchaser Indemnified Party is not required to assert any claims against the R&W Insurance Policy to the extent such claims are expressly excluded by the terms of the R&W Insurance Policy.  Any claims that are expressly excluded from the R&W Insurance Policy and any claims that are otherwise not recoverable under the R&W Insurance Policy after the Purchaser Indemnified Party has satisfied its obligations in the immediately preceding sentence shall be deemed to be “Excluded Claims.”

(c)         Subject to the other limitations imposed by this ARTICLE 10 including the Deductible Amount and the Cap (to the extent applicable):

(i)         all indemnification claims under Section 10.1(a) (other than Excluded Claims and any claims as a result of a breach of any of the Seller Fundamental Representations or the representations and warranties in Section 3.15 (Taxes)): (A) shall first be paid and satisfied from the Escrow Account; and (B) shall then be paid and satisfied exclusively from the R&W Insurance Policy;

(ii)        all indemnification claims under Section 10.1(a) that are Excluded Claims (other than claims as a result of a breach of any of the Seller Fundamental Representations or the representations and warranties in Section 3.15 (Taxes)): (A) shall first be paid and satisfied from the Escrow Account; and (B) shall then be paid and satisfied directly from the Sellers, severally and not jointly, but subject to the Cap; and

(iii)       all indemnification claims under Section 10.1(a) as a result of a breach of any of the Seller Fundamental Representations or the representations and warranties in Section 3.15 (Taxes)):  (A) shall first be paid and satisfied from the Escrow Account; (B) to the extent such claims are not Excluded Claims, shall then be paid and satisfied from the R&W Insurance Policy, and (C) to the extent such claims are Excluded Claims or to the extent the underlying Losses of such claims exceed the amounts recoverable under the R&W Insurance Policy, shall then be paid and satisfied directly from the Sellers, severally and not jointly.  With respect to claims by a Purchaser Indemnified Party for Losses with respect to breaches of any of the Seller Fundamental Representations or the representations and warranties in Section 3.15 (Taxes), in no event may the Purchaser Indemnified Parties seek recourse against the Sellers for an aggregate amount in excess of the Purchase Price, with any and all indemnification payments made by the Sellers taken into consideration when determining whether such cap has been met.

(d)        With respect to the Purchaser’s indemnification obligations, notwithstanding anything to the contrary set forth in this Agreement:

(i)         Except in the case of fraud or a breach of a Purchaser Fundamental Representation, the Purchaser shall not have any obligation to indemnify the Sellers under Section 10.2(a)(i) unless and until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 10.2(a)(i) exceeds the Deductible Amount, whereupon the Sellers shall be entitled to receive the aggregate amount of Losses from the first Dollar, regardless of the Deductible Amount; and

(ii)        Except in the case of fraud or a breach of a Purchaser Fundamental Representation, in no event shall the cumulative indemnification obligations of the Purchaser under Section 10.2(a)(i) in the aggregate exceed the Cap.

For the avoidance of doubt, the indemnification obligations of the Purchaser for any nonperformance or other breach of any covenant or agreement in Article VII by the Purchaser shall not be subject to the limitations set forth in this Section 10.6(d).

Section 10.7        No Right of Indemnification or Contribution.  No Seller has any right of indemnification or contribution against the Company with respect to any breach by the Sellers or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Seller or the Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

Section 10.8        Tax Refunds, Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this ARTICLE 10 will be net of (i) any Tax benefit actually received by the applicable Indemnified Party in the current taxable period or year (taking into account any Tax cost or reduction in Tax benefit by reason of the receipt of the indemnification payment) and (ii) any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) reasonable best efforts to mitigate any Loss and to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).  The Purchaser agrees that until the date that is twelve (12) months after the Closing Date it shall maintain casualty and liability insurance policies, employment practices liability insurance, and other insurance policies in each case, such policies being substantially equivalent in coverage, coverage amount, quality of carrier, and covered claims to the insurance policies maintained by the Company immediately preceding the Closing Date.

Section 10.9        Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of the Purchaser against the Sellers for any breach of any representation, warranty or covenant under this Agreement (other than claims or causes of action arising from intentional fraud or willful misconduct) will be pursuant to the indemnification obligations set forth in this ARTICLE 10 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 10.3 or Section 10.4 prior to the expiration of the applicable survival period set forth in Section 10.5, the Purchaser will have no remedy against the Sellers for any breach of any provision of this Agreement. Each of the Sellers and the Purchaser hereby waives any and all other remedies (other than claims or causes of action arising from intentional fraud or willful misconduct) that may be available at Law or equity for any breach of any representation, warranty or covenant under this Agreement. Notwithstanding the foregoing, nothing herein will limit (a) the right of the Purchaser to assert a claim against the R&W Insurance Policy or (b) the right of any party to seek injunctive or equitable relief for any breach or threatened breach of any covenant in this Agreement or any Ancillary Agreement.

Section 10.10        Tax Treatment of Indemnification Payments.  Any payment under this ARTICLE 10 shall be treated as an adjustment to the purchase price for Tax purposes.

Section 10.11        Sellers’ Release.  Effective as of the Closing, except with respect to any claim, right or obligation under this Agreement and the other Transaction Documents, each of the Sellers, as a member, manager, employee, officer, or director of, or as a holder of Membership Interests in, the Company or any of its Subsidiaries, or otherwise, and on behalf of itself, its Affiliates, and the successors and assigns of each of them, hereby irrevocably waives, releases, remises, and forever discharges the Company, its Subsidiaries and each of their respective past, present and future members, managers, directors, officers, employees, equityholders, Subsidiaries, and Affiliates, and the successors and assigns of each of them, from any and all Liabilities of the Company and its Subsidiaries owed to such Seller, any of its Affiliates, or any successor or assign of any of them or any claims, actions or Liabilities of any kind which such Seller, any of its Affiliates, or any successor or assign of any of them currently have against, or which are in any way connected to, the Company to the extent arising on or prior to the Closing and related to such Seller’s ownership of the Membership Interests, services provided to the Company or other contractual relationship with the Company, in each case whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by such Seller, any of its

Affiliates, or any successor or assign of any of them. Notwithstanding the foregoing, the foregoing does not waive or release the Company or any of its Subsidiaries from any obligation to indemnify a Seller in his capacity as an employee, officer or manager of the Company pursuant to the Governing Documents of the Company or any of its Subsidiaries or any applicable Laws. Each releasing party hereunder represents and warrants that there has been no assignment or other transfer of any interest in any claim released pursuant to Section 11.5.

Section 10.12        Purchaser’s Release.  Effective as of the Closing, the Purchaser and the Parent, each on behalf of itself and its successors and assigns, hereby irrevocably waives, releases, remises, and forever discharges the Sellers and each of their respective past, present and future members, managers, directors, officers, employees, equityholders, and the successors and assigns of each of them (the “Released Parties”), from any and all claims, actions or Liabilities of any kind which the Purchaser or the Parent, or any successor or assign of either of them currently have against the Sellers, or which are in any way connected to, the Company to the extent arising on or prior to the Closing and related to (i) any failure by the Company or any Subsidiary or Prediktive LLC to withhold or pay any income, payroll, social security, social contribution or other Tax with respect to the personnel provided by Prediktive LLC under that certain Master Services Agreement entered into by the Company and Prediktive LLC effective August 20, 2018, or to file any Tax Return relating to such Taxes; or (ii) any failure by the Company or any Subsidiary or Prediktive LLC to collect and remit any sales, use, value added, good and services and/or other consumption or excise Taxes, or file any Tax Return relating to such Taxes, with any state within the United States, in any such case whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Purchaser, any of its Affiliates (including the Company and the Subsidiaries), or any successor or assign of any of them. The Purchaser hereunder represents and warrants that there has been no assignment or other transfer of any interest in any claim, action or Liabilities released pursuant to Section 11.5.  The Purchaser and the Parent, jointly and severally, agree to indemnify, defend and hold harmless the Released Parties against any such claims, actions and Liabilities released pursuant to this Section 10.12.

Section 10.13        No Double Recovery. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Person more than once from an Indemnifying Party pursuant to this Agreement, regardless of whether such Losses may be as a result of a breach of more than one representation or warranty or covenant.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1        Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), or (b) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to the Seller Representative:

Scott Rouse

3185 Toppington Drive

Beverly Hills, CA 90210

With a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips LLP
2049 Century Park East, Suite 1700
Los Angeles, CA 90067
Attention: Jeffrey Mannisto

If to the Company:

Rouse Services LLC

8383 Wilshire Blvd #900

Beverly Hills, California 90211

Attention: Scott Rouse and Gary McArdle

With a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips LLP
2049 Century Park East, Suite 1700
Los Angeles, CA 90067
Attention: Jeffrey Mannisto and Thomas Poletti

If to the Purchaser or the Parent:

Ritchie Bros. Auctioneers Incorporated

9500 Glenlyon Parkway

Burnaby, British Columbia, Canada V5J 0C6

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

50 South Sixth Street

Suite 1500

Minneapolis, Minnesota 55402-1498

Attention: C. Christopher Bercaw

Section 11.2        Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by the Purchaser and the Seller Representative provided, any amendment, supplement, waiver or other modification, in each case that adversely impacts the rights or obligations of any Rollover Member, also requires the written consent of such Rollover Member.

Section 11.3        Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

Section 11.4        Entire Agreement. This Agreement (including the Schedules and Exhibits and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 11.5        Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the Purchaser and the Seller Representative; provided however, that nothing herein shall prohibit the Purchaser from assigning and transferring all or part of this Agreement and any of its rights thereunder to one of its Affiliates; provided that the Purchaser provides the Seller Representative written notice of such assignment and any such assignor remains jointly and severally bound with such assignee by the terms and conditions of this Agreement so assigned. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 11.6        Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 11.7        Exhibits and Schedules. The Exhibits and Schedules to this Agreement (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of ARTICLE 3 and ARTICLE 5, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself. Inclusion of information in the Seller Disclosure Schedule or Purchaser Disclosure Schedule shall not be construed as an admission that such information is material to the business, operations, or condition (financial or otherwise) of the Business, the Company, or the Purchaser, taken in part or as a whole, or as an admission of liability or obligation to any third party. Any item of information, matter, or document disclosed or referenced in, or attached to, the Purchaser Disclosure Schedule or Seller Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of any Party’s representations and warranties, obligations, covenants, conditions, or agreements contained herein, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, or (d) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 11.8        Interpretation.  In the negotiation of this Agreement, each party has received advice from his or its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 11.9        Governing Law. Unless any Exhibit or Schedule specifies a different choice of Law, the internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 11.10        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at Law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 11.11        Jurisdiction and Service of Process.  Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the Delaware Court of Chancery, or, if the Delaware Court of Chancery does not have jurisdiction, any other federal or state court in the State of Delaware.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1.  Nothing in this Section 11.11, however, affects the right of any party to serve legal process in any other manner permitted by Law.

Section 11.12        Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.

Section 11.13        Expenses.  Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Sellers, on the one hand, and the Purchaser, on the other hand, will pay all of their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement; provided that the Sellers will bear all Transaction Expenses of the Company, which the Purchaser will pay on behalf of the Sellers and/or the Company as provided in Section 2.5(d).

Section 11.14        Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by email transmission in portable document format or .tiff format that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.

By:	/s/ Ann Fandozzi
Name: Ann Fandozzi
Title: CEO

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Name: Ann Fandozzi
Title: CEO

ROUSE SERVICES LLC

By:	/s/ Scott Rouse
Scott Rouse, CEO

SELLER REPRESENTATIVE

/s/ Scott Rouse
Scott Rouse

[Signature Page to Membership Interest Purchase Agreement]

SELLERS

/s/ Scott Rouse
Scott Rouse

/s/ Gary McArdle
Gary McArdle

/s/ Phil Mause
Phil Mause

/s/ Alex Currall
Alex Currall

/s/ Joseph Brooks
Joseph Brooks

Brittany Rouse Trust

By:	/s/ Brittany Rouse
Brittany Rouse, Trustee

Rouse Asset Services, Inc.

By:	/s/ Scott Rouse
Name: Scott Rouse
Title: CEO

[Signature Page to Membership Interest Purchase Agreement]